Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
EMMIS COMMUNICATIONS CORPORATION
of
Up to 20,250,000 Shares of its Class A Common Stock
At a Purchase Price Not Greater Than $19.75 nor Less Than $17.25 Per Share
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 13, 2005, UNLESS THE OFFER IS EXTENDED.
      Emmis Communications Corporation, an Indiana corporation (“Emmis,” the “Company,” “we,” or, “us”), is offering to purchase up to 20,250,000 shares of its Class A common stock, $0.01 par value per share (the “Class A common stock”), at a price not greater than $19.75 nor less than $17.25 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (the “Offer”). We will select the lowest purchase price that will allow us to buy 20,250,000 shares of Class A common stock or, if a lesser number of shares of Class A common stock are properly tendered, all shares of Class A common stock that are properly tendered and not withdrawn. All shares of Class A common stock acquired in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price.
      Only shares of Class A common stock properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares of Class A common stock tendered at or below the purchase price may not be purchased if more than the number of shares of Class A common stock we seek are properly tendered. Shares of Class A common stock not purchased in the Offer will be returned at our expense promptly following the Expiration Time. See Section 3.
      Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase more than 20,250,000 shares of Class A common stock pursuant to the Offer. See Section 1.
      The Offer is not conditioned upon any minimum number of shares of Class A common stock being tendered. However, the Offer is subject to other conditions, including (i) the receipt by Emmis of debt financing on terms and conditions satisfactory to Emmis, in its reasonable judgment, in an amount sufficient to purchase shares of Class A common stock pursuant to the Offer and to pay related fees and expenses and (ii) the correction of the anti-dilution adjustments in Emmis’ outstanding convertible preferred stock. See Section 7 of this Offer to Purchase, “Conditions to the Offer.”
      The shares of Class A common stock are listed and traded on the National Association of Securities Dealers Automated Quotation (“Nasdaq”) National Market System under the symbol “EMMS.” On May 9, 2005, the last full trading day before we announced our intention to make the offer, the closing price of the shares of Class A common stock on the Nasdaq National Market was $15.45 per share. On May 13, 2005, the last full trading day before commencement of the Offer, the closing price of the shares of Class A common stock on the Nasdaq National Market was $17.99 per share. Shareholders are urged to obtain current market quotations for the shares of Class A common stock. See Section 8.
      Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Managers or Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your shares of Class A common stock or as to the purchase price or purchase prices at which you may choose to tender your shares of Class A common stock. You must make your own decision as to whether to tender your shares of Class A common stock and, if so, how many shares of Class A common stock to tender and the price or prices at which you will tender them. In doing so, you should consider our reasons for making the Offer. See Section 2. Our directors and executive officers, including Jeffrey H. Smulyan, our Chief Executive Officer, President and Chairman of the Board, and our largest shareholder, have advised us that they do not intend to tender any of their own shares of Class A common stock in the Offer.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Dealer Managers for the Offer are:

Banc of America Securities LLC	Deutsche Bank Securities Inc.
Offer to Purchase dated May 16, 2005.

IMPORTANT
      If you desire to tender all or any portion of your shares of Class A common stock you should either (1) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, or facsimile, or, in the case of a book-entry transfer effected by the procedure set forth in Section 3 of this Offer to Purchase, “Procedure for Tendering Shares,” an agent’s message (as defined therein), and any other required documents to the Depositary (as defined herein) and either deliver the certificates for those shares to the Depositary along with the Letter of Transmittal, or facsimile, or deliver those shares in accordance with the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, “Procedure for Tendering Shares” or (2) request that your bank, broker, dealer, trust company or other nominee effect the transaction for you. If you have shares of Class A common stock registered in the name of a bank, broker, dealer, trust company or other nominee you must contact that institution if you desire to tender those shares.
      If you desire to tender shares of Class A common stock and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3 of this Offer to Purchase, “Procedure for Tendering Shares.”
      If you are a participant in the Emmis Operating Company 401(k) Plan or the Emmis Operating Company 401(k) Plan Two (the “Emmis Operating Company 401(k) Plans”) or the Emmis Operating Company Profit Sharing Plan, wishing to direct the tender of any of your shares of Class A Common Stock held in your account in any of these plans, you must follow the separate instructions and procedures described in Section 3, and in the Instruction Form in the “Letter to Participants in the Emmis Operating Company 401(k) Plans” or the “Letter to Participants in the Emmis Operating Company Profit Sharing Plan,” as applicable.
      To properly tender shares of Class A common stock, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering shares of Class A common stock.
      If you wish to maximize the chance that your shares of Class A common stock will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in your shares of Class A common stock being purchased at the minimum price of $17.25 per share.
      Questions and requests for assistance may be directed to Georgeson Shareholder Communications, Inc., the Information Agent for the Offer, or to Banc of America Securities LLC or Deutsche Bank Securities Inc., the Dealer Managers for the Offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.
      We are not making the Offer to, and will not accept any tendered shares of Class A common stock from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to shareholders in any such jurisdiction.
      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares of Class A common stock or as to the purchase price or purchase prices at which you may choose to tender your shares of Class A common stock in the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Managers or the Information Agent.

SUMMARY TERM SHEET
      We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our Class A common stock as “Class A shares” and the shares of our Class B common stock as “Class B shares.” This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer (the “Offer”). We have included references to the Sections of this document where you will find a more complete discussion.
Who is offering to purchase my Class A shares?
      We are offering to purchase up to 20,250,000 shares of our Class A common stock, par value $0.01 per share.
What will the purchase price for the Class A shares be and what will be the form of payment?
      We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.”
      This procedure allows you to select the price (in multiples of $0.25) within a price range specified by us at which you are willing to sell your Class A shares.
      The price range for the Offer is $17.25 to $19.75 per share. We will select the lowest purchase price that will allow us to buy 20,250,000 Class A shares or, if a lesser number of Class A shares are properly tendered, all Class A shares that are properly tendered and not withdrawn.
      All Class A shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any Class A shares above the purchase price we determine.
      If you wish to maximize the chance that your Class A shares will be purchased, you should check the box of the section of the Letter of Transmittal indicating that you will accept the purchase price we determine. You should understand that this election could result in your Class A shares being purchased at the minimum price of $17.25 per share.
      If your Class A shares are purchased in the Offer, we will pay you the purchase price, in cash, without interest, promptly after the expiration of the Offer. See Sections 1 and 5.
How many Class A shares will Emmis purchase?
      We will purchase 20,250,000 Class A shares in the Offer (representing approximately 39% of our outstanding Class A shares and 36% of our outstanding Class A shares and Class B shares), or if a lesser number of Class A shares are properly tendered, all Class A shares that are properly tendered and not withdrawn. If more than 20,250,000 Class A shares are tendered, all Class A shares tendered at or below the purchase price will be purchased on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which will be purchased on a priority basis, and conditional tenders whose condition was not met, which will not be purchased. We also expressly reserve the right to purchase additional Class A shares up to 2% of the outstanding Class A shares (approximately 1,030,000 shares), and could decide to purchase more Class A shares, subject to applicable legal requirements. The Offer is not conditioned on any minimum number of Class A shares being tendered. See Sections 1 and 7.
How will Emmis pay for the Class A shares?
      Assuming that the maximum of 20,250,000 Class A shares are tendered in the Offer at a price between $17.25 and $19.75 per share, the aggregate purchase price will be between approximately $350 million and $400 million. We expect that expenses for the Offer and related debt financing will be approximately $15 million. We anticipate that we will pay for the Class A shares tendered in the Offer, and all expenses applicable to the Offer and related debt financing, primarily from up to $100 million of

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additional revolving credit borrowings under the amended revolving credit facility of our principal operating subsidiary, Emmis Operating Company, and the issuance of up to $300 million of senior notes by Emmis. The Offer is subject to our having obtained debt financing on terms and conditions satisfactory to us, in our reasonable judgment, in an amount sufficient to purchase Class A shares pursuant to the Offer and to pay related fees and expenses. See Section 9.
When does the Offer expire; can the Offer be extended?
      You may tender your Class A shares until the Offer expires. The Offer will expire on Monday, June 13, 2005, at 12:00 midnight, New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your Class A shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline.
      Participants in the Emmis Operating Company 401(k) Plans or the Emmis Operating Company Profit Sharing Plan may direct the tender of any of their Class A Shares held in their accounts in these plans by following the separate instructions and procedures described in Section 3. Participants in the Profit Sharing Plan must return the Instruction Form in the “Letter to Participants in the Emmis Operating Company Profit Sharing Plan” to the Depositary, at least three business days prior to the Expiration Time (as defined herein) (which, unless the Offer is extended, will require them to return the Instruction Form no later than 5:00 p.m., New York City time, on Wednesday, June 8, 2005).
      Participants in the Emmis Operating Company 401(k) Plans must follow the separate directions contained in the “Letter to Participants in the Emmis Operating Company 401(k) Plans” which provides detailed instructions and a telephonic method for directing the tender of shares held in these plans. A participant must utilize this procedure no later than 6:00 p.m., New York City time on Thursday June 9, 2005.
      We may choose to extend the Offer for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Class A shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Section 7 and Section 15.
How will I be notified if Emmis extends the Offer or amends the terms of the Offer?
      We will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time (as defined herein) if we decide to extend the Offer. See Section 15. We cannot assure you that the Offer will be extended or, if extended, for how long.
What is the purpose of the Offer?
      Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources given our business profile, our assets and recent market prices for our Class A common stock. We believe that the modified “Dutch Auction” tender offer set forth herein represents a mechanism to provide our shareholders with the opportunity to tender all or a portion of their Class A shares and, thereby, receive a return of capital if they so elect. In addition, shareholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own Class A shares in this manner is an attractive use of capital and an efficient means to provide value to our shareholders. See Section 2.

What are the significant conditions to the Offer?
      Our obligation to accept and pay for your tendered Class A shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including:

•	We shall have prevailed in our lawsuit seeking, in part, a declaratory judgment relating to the anti-dilution adjustment provisions of our outstanding convertible preferred stock or resolved the subject matter of that lawsuit in a manner satisfactory to us.

•	We shall have obtained debt financing on terms and conditions satisfactory to us, in our reasonable judgment, in an amount sufficient to purchase shares of Class A common stock pursuant to the Offer and to pay related fees and expenses.

•	The Federal Communications Commission (the “FCC”) shall have issued all required orders approving the increase in Jeffrey H. Smulyan’s voting interests resulting from the Offer.

•	We shall have obtained an opinion satisfactory to us in our reasonable judgment as to the Company’s solvency under applicable law after giving effect to the Offer.

•	No significant decrease in the market price of our Class A shares or in the market prices of equity securities generally in the United States, nor any changes in the general political, market, economic or financial conditions in the United States or abroad that could adversely effect our business, the trading in the Class A shares or the benefits of the Offer shall have occurred during the Offer.

•	No legal action shall have been threatened, pending or taken, that might adversely affect the Offer.

•	No one shall have proposed, announced or made a tender or exchange offer (other than the Offer), merger, business combination or other similar transaction involving us.

•	No one, to our knowledge, shall acquire or propose to acquire more than 5% of the Class A shares.

•	No one shall file a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

•	Our determination that the consummation of the Offer and the purchase of Class A shares will not cause our Class A common stock to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
      The Offer is subject to a number of other conditions described in greater detail in Section 7.
Following the Offer, will Emmis continue as a public company?
      The completion of the Offer in accordance with its conditions will not cause Emmis to be delisted from the Nasdaq National Market or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase Class A shares pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the Class A shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on the Nasdaq National Market or to not continue to be eligible for registration under the Exchange Act. See Section 7.
How do I tender my Class A shares?
      To tender Class A shares, you must generally deliver various documents to Wachovia Bank, N.A., the Depositary for the Offer, prior to the expiration of the Offer. These documents include the certificates representing your Class A shares and a completed Letter of Transmittal. If your Class A shares are held through a bank, broker, dealer, trust company or other nominee, the Class A shares can be tendered only by that bank, broker, dealer, trust company or other nominee. If you cannot deliver a required item to the Depositary by the expiration of the Offer, you may get a little extra time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or another eligible institution guarantee that the Depositary will receive the missing items within a period of three Nasdaq trading days. The Depositary must receive the missing items within that period for the tender to be valid. See Section 3.
In what order will you purchase the tendered Class A shares?
      We will purchase Class A shares:

•	first, from all holders of “odd lots” of less than 100 Class A shares who properly tender all of their Class A shares at or below the purchase price selected by us and do not properly withdraw them before the Expiration Time;

•	second, after the Class A shares from the “odd lot” holders, from all other shareholders who properly tender Class A shares at or below the purchase price selected by us, on a pro rata basis; and

•	third, only if necessary to permit us to purchase 20,250,000 Class A shares (or such greater number of Class A shares as we may elect to purchase, such additional Class A shares not to exceed 2% of our outstanding Class A shares (approximately 1,030,000 shares)), from holders who have tendered Class A shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Class A shares are conditionally tendered must have tendered all of their Class A shares.
      Therefore, we may not purchase all of the Class A shares that you tender even if you tender them at or below the purchase price. See Section 1.
If I own fewer than 100 Class A shares and I tender all of my Class A shares, will I be subject to proration?
      If you own beneficially or of record fewer than 100 Class A shares in the aggregate, you properly tender all of these Class A shares at or below the purchase price before the Offer expires and you complete the section entitled “Odd Lots” in the Letter of Transmittal, we will purchase all of your Class A shares without subjecting them to the proration procedure. See Section 1.
Once I have tendered Class A shares in the Offer, can I withdraw my tender?
      You may withdraw any Class A shares you have tendered (except Class A shares subject to the Emmis Operating Company 401(k) Plans or the Emmis Operating Company Profit Sharing Plan) at any time before 12:00 midnight, New York City time, on Monday, June 13, 2005, unless we extend the Offer. You may withdraw any Class A shares you have directed to be tendered that are held in your account in the Emmis Operating Company 401(k) Plans at any time before 6:00 p.m., New York City time on Thursday, June 9, 2005, or that are held in your account in the Emmis Operating Company Profit Sharing Plan at any time before 5:00 p.m., New York City time, on Wednesday, June 8, 2005, unless we extend the Offer. If we have not accepted for payment the Class A shares you have tendered to us, you may also withdraw your Class A shares after 12:00 midnight, New York City time, on Tuesday, July 12, 2005. See Section 4.
How do I withdraw Class A shares I previously tendered?
      To withdraw Class A shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Class A shares. If you have tendered your Class A shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Class A shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your Class A shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. Individuals who own shares through Emmis Operating Company 401(k)

Plans and the Emmis Operating Company Profit Sharing Plan who wish to withdraw their shares must follow the instructions found in the materials sent to them separately. See Section 4.
Can I participate in the Offer if I hold Class A shares through the Emmis Operating Company 401(k) Plans or the Emmis Operating Company Profit Sharing Plan?
      If you are a participant in the Emmis Operating Company 401(k) Plans or the Emmis Operating Company Profit Sharing Plan, you may direct the tender of any of your Class A shares held in your account in these plans. In order to direct the tender of Class A shares held in your account in these plans, you must follow the separate instructions and procedures described in Section 3, and in the “Letter to Participants in the Emmis Operating Company 401(k) Plans” or the “Letter to Participants in the Emmis Operating Company Profit Sharing Plan”, as applicable.
How do holders of vested stock options to purchase Class A shares participate in the Offer?
      If you hold vested but unexercised options to purchase Class A shares, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the Class A shares received upon such exercise in accordance with the Offer.
Has Emmis or its Board of Directors adopted a position on the Offer?
      Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Managers or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Class A shares or as to the purchase price or purchase prices at which you may choose to tender your Class A shares. You must make your own decision as to whether to tender your Class A shares and, if so, how many Class A shares to tender and the purchase price or purchase prices at which your Class A shares should be tendered.
Do the directors or executive officers of Emmis intend to tender their Class A shares in the Offer?
      Our directors and executive officers have advised us that they do not intend to tender any of their own Class A shares in the Offer. In particular, Jeffrey H. Smulyan, our Chief Executive Officer, President and Chairman of the Board, as well as our largest shareholder, who beneficially owns approximately 6.0% of the total number of outstanding Class A and Class B shares and 52.2% of the combined voting power of the total number of outstanding Class A and Class B shares, has advised us that he does not intend to tender any of his own Class A shares in the Offer. See Section 11.
      Because Mr. Smulyan will not participate in the Offer with respect to his own Class A shares, his beneficial ownership will increase to approximately 7.5% of the total number of outstanding Class A and Class B shares and 64.3% of the combined voting power of the total number of outstanding Class A and Class B shares, assuming that the maximum 20,250,000 Class A shares are purchased in the Offer.
If I decide not to tender, how will the Offer affect my Class A shares?
      Shareholders who choose not to tender their Class A shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer.
What is the recent market price of my Class A shares?
      On May 9, 2005 the last full trading day before we announced our intention to make the Offer, the closing price of the Class A shares on the Nasdaq National Market was $15.45 per share. On May 13, 2005, the last full trading day before commencement of the Offer, the closing price of the Class A shares on the Nasdaq National Market was $17.99 per share. You are urged to obtain current market quotations for the Class A shares before deciding whether and at what purchase price or purchase prices to tender your Class A shares. See Section 8.

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What are Emmis’ plans for its television assets?
      In connection with the commencement of the Offer, we announced that we have engaged investment bankers to assist in the evaluation of strategic alternatives for our television assets. This process could result in a decision to sell all or a portion of our television assets. Our decision to explore strategic alternatives for our television assets comes from our ongoing dedication to lowering our debt and putting us in a better position to operate and grow our radio, publishing and other media businesses.
When will Emmis pay for the Class A shares I tender?
      We will pay the purchase price, net in cash, without interest, for the Class A shares we purchase promptly after the expiration of the Offer and the acceptance of the Class A shares for payment. We do not expect, however, to announce the results of proration and begin paying for tendered Class A shares until at least seven to ten business days after the expiration of the Offer. See Section 5.
Will I have to pay brokerage commissions if I tender my Class A shares?
      If you are the record owner of your Class A shares and you tender your Class A shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Class A shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Class A shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.
What are the United States federal income tax consequences if I tender my Class A shares?
      Generally, you will be subject to United States federal income taxation and applicable withholding when you receive cash from us in exchange for the Class A shares you tender in the Offer. The receipt of cash for your tendered Class A shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from Emmis. Participants in our 401(k) Plans and Profit Sharing Plan should consult the “Letter to Participants in the Emmis Operating Company 401(k) Plans” or the “Letter to Participants in the Emmis Operating Company Profit Sharing Plan”, as applicable, for the potential tax consequences of directing the tender of Class A shares held in participant accounts in these plans. We recommend that you consult with your tax advisor. See Section 14.
Will I have to pay stock transfer tax if I tender my Class A shares?
      Generally, we will pay all stock transfer taxes unless payment is made to, or if Class A shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.
Who can I talk to if I have questions?
      If you have any questions regarding the Offer, please contact the Dealer Managers for the Offer, Banc of America Securities LLC at (212) 583-8502, or Deutsche Bank Securities Inc. at (800) 735-7777 or Georgeson Shareholder Communications, Inc., the Information Agent for the Offer, at (866) 399-8748. Additional contact information for the Information Agent and the Dealer Managers is set forth on the back cover page of this document.

FORWARD LOOKING STATEMENTS
      This Offer to Purchase (including any documents incorporated by reference or deemed to be incorporated by reference) contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. In addition, we or others on our behalf may make forward-looking statements from time to time in oral presentations, including telephone conferences and/or web casts open to the public, in press releases or reports, on our Internet web site or otherwise. Statements that are not historical are forward looking and reflect expectations and assumptions. These statements may be identified by the use of forward-looking words or phrases such as “intend,” “plan,” “may,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements.
      Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The following are some of the important facts in that we believe could cause our actual results to differ materially from forward-looking statements that we make:

•	material adverse changes in economic conditions in the markets of our company;

•	the ability of our stations and magazines to attract and retain advertisers;

•	loss of key personnel;

•	the ability of our stations to attract quality programming and our magazines to attract good editors, writers, and photographers;

•	uncertainty as to the ability of our stations to increase or sustain audience share for their programs and our magazines to increase or sustain subscriber demand;

•	competition from other media and the impact of significant competition for advertising revenues from other media;

•	future regulatory actions and conditions in the operating areas of our company;

•	the necessity for additional capital expenditures and whether our programming and other expenses increase at a rate faster than expected;

•	increasingly hostile reaction of various individuals and groups, including the government, to certain content broadcast on radio and television stations in the United States;

•	financial community and rating agency perceptions of our business, operations and financial condition and the industry in which we operate;

•	the effects of terrorist attacks, political instability, war and other significant events;

•	whether pending transactions, if any, are completed on the terms and at the times set forth, if at all and whether proposed transactions are completed in a manner satisfactory to us; and

•	other risks and uncertainties inherent in the radio and television broadcasting and magazine publishing businesses.
      These risks and uncertainties include risks related to our businesses as well as the factors relating to the transactions discussed in this Offer to Purchase. You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference. Except for ongoing obligations to disclose material information as required by U.S. federal securities laws, neither we nor the Dealer Managers or Information Agent are under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements.
      In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended February 28, 2005, filed with the U.S. Securities and Exchange Commission, which is incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business.

To the Holders of our Class A Common Stock:
INTRODUCTION
      We invite our shareholders to tender shares of our Class A common stock, $0.01 par value per share (the “Class A common stock”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 20,250,000 shares of Class A common stock at a price not greater than $19.75 nor less than $17.25 per share, net to the seller in cash, without interest.
      We will select the lowest purchase price that will allow us to buy 20,250,000 shares of Class A common stock or, if a lesser number of shares of Class A common stock are properly tendered, all shares of Class A common stock that are properly tendered and not withdrawn. All shares of Class A common stock acquired in the Offer will be acquired at the same purchase price.
      The Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).
      Only shares of Class A common stock properly tendered at prices at or below the purchase price we select and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares of Class A common stock tendered at or below the purchase price will not be purchased if more than the number of shares of Class A common stock we seek are tendered. We will return shares of Class A common stock tendered at prices in excess of the purchase price that we determine and shares of Class A common stock we do not purchase because of proration promptly following the Expiration Time. See Section 3.
      We reserve the right to purchase more than 20,250,000 shares of Class A common stock pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 15.
      Tendering shareholders whose shares of Class A common stock are registered in their own names and who tender directly to Wachovia Bank, N.A., the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares of Class A common stock by us under the Offer. If you own your shares of Class A common stock through a bank, broker, dealer, trust company or other nominee and that person tenders your shares of Class A common stock on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.
      The Offer is not conditioned upon any minimum number of shares of Class A common stock being tendered. Our obligation to accept, and pay for, shares of Class A common stock validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the other conditions, including (i) our receipt of debt financing on terms and conditions satisfactory to us, in our reasonable judgment, in an amount sufficient to purchase shares of Class A common stock pursuant to the Offer and to pay related fees and expenses and (ii) the correction of the anti-dilution adjustments in our outstanding convertible preferred stock, set forth in Section 7 of this Offer to Purchase.
      Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Managers or the Information Agent is making any recommendation whether you should tender or refrain from tendering your shares of Class A common stock or at what purchase price or purchase prices you should choose to tender your shares of Class A common stock. You must decide whether to tender your shares of Class A common stock and, if so, how many shares of Class A common stock to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares of Class A common stock with your broker or other financial or tax advisor. Our directors and executive officers, including Jeffrey H. Smulyan, our Chief Executive Officer, President and

Chairman of the Board, and our largest shareholder, have advised us that they do not intend to tender any of their own shares of Class A common stock in the Offer.
      Section 14 of this Offer to Purchase, “United States Federal Income Tax Consequences,” describes various United States federal income tax consequences of a sale of shares of Class A common stock under the Offer.
      We will pay the fees and expenses incurred in connection with the Offer by Banc of America Securities LLC and Deutsche Bank Securities, Inc., the Dealer Managers for this Offer, Wachovia Bank, N.A., the Depositary for this Offer, and Georgeson Shareholder Communications, Inc., the Information Agent for this Offer. See Section 16.
      As of May 6, 2005, there were 51,938,982 shares of Class A common stock and 4,879,784 shares of Class B common stock issued and outstanding. The 20,250,000 shares of Class A common stock that we are offering to purchase hereunder represent approximately 39% of the total number of outstanding shares of Class A common stock and 36% of the total number of outstanding shares of Class A and Class B common stock. The shares of Class A common stock are listed and traded on the Nasdaq National Market under the symbol “EMMS.” On May 9, 2005, the last full trading day before we announced our intention to make the Offer, the closing price of the shares of Class A common stock as reported on the Nasdaq National Market was $15.45 per share. On May 13, 2005, the last full trading day before commencement of the Offer, the closing price of the shares of Class A common stock on the Nasdaq National Market was $17.99 per share. Shareholders are urged to obtain current market quotations for the shares of Class A common stock before deciding whether and at what purchase price or purchase prices to tender their shares of Class A common stock. See Section 8.
      This Offer to Purchase and the related Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE TENDER OFFER
1.     Number of Shares; Proration
      General. Upon the terms and subject to the conditions of the Offer, we will purchase 20,250,000 shares of Class A common stock, or if a lesser number of shares of Class A common stock are properly tendered, all shares of Class A common stock that are properly tendered and not properly withdrawn in accordance with Section 4, at prices not in excess of $19.75 nor less than $17.25 per share, net to the seller in cash, without interest.
      The term “Expiration Time” means 12:00 midnight, New York City time, on Monday, June 13, 2005, unless and until we, in our reasonable discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Securities and Exchange Commission (the “Commission” or the “SEC”), we may, and we expressly reserve the right to, purchase under the Offer an additional amount of shares of Class A common stock not to exceed 2% of the outstanding shares of Class A common stock (approximately 1,030,000 shares) without amending or extending the Offer. See Section 15.
      In the event of an over-subscription of the Offer as described below, shares of Class A common stock tendered at or below the purchase price will be subject to proration, except for “Odd Lots” (as defined herein). The proration period and withdrawal rights expire on the Expiration Time.
      If we:

•	increase the price to be paid for shares of Class A common stock above $19.75 per share or decrease the price to be paid for shares of Class A common stock below $17.25 per share;

•	increase the number of shares of Class A common stock being sought in the Offer and such increase in the number of shares of Class A common stock being sought exceeds 2% of the outstanding shares of Class A common stock (approximately 1,030,000 shares); or

•	decrease the number of shares of Class A common stock being sought; and
the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
      The Offer is not conditioned on the tender of any minimum number of shares of Class A common stock being tendered. The Offer is, however, subject to other conditions, including (i) our receipt of debt financing on terms and conditions satisfactory to us, in our reasonable judgment, in an amount sufficient to purchase shares of Class A common stock pursuant to the Offer and to pay related fees and expenses and (ii) the correction of the anti-dilution adjustments in our outstanding convertible preferred stock. See Section 7.
      In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares of Class A common stock must specify the price or prices, not in excess of $19.75 nor less than $17.25 per share, at which they are willing to sell their shares of Class A common stock to us under the Offer. Alternatively, shareholders desiring to tender shares of Class A common stock can choose not to specify a price and, instead, elect to tender their shares of Class A common stock at the purchase price ultimately paid for shares of Class A common stock properly tendered in the Offer, which could result in the tendering shareholder receiving a price per share as low as $17.25. As promptly as practicable following the Expiration Time, we will, in our sole discretion, determine the purchase price that we will pay for shares of Class A common stock properly tendered and not properly withdrawn, taking into account the number of shares of Class A common stock tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not in excess of $19.75 nor less than $17.25 net per share in cash, without interest, that will enable us to purchase 20,250,000 shares of Class A common stock, or if a lesser number of shares of Class A common stock are properly tendered, all shares of Class A common stock that are properly tendered and not properly withdrawn under the Offer. Shares of Class A common stock properly tendered under the Offer at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the Offer, including the proration provisions. All shares of Class A common stock tendered and not purchased under the Offer, including shares of Class A common stock tendered at prices in excess of the purchase price and shares of Class A common stock not purchased because of proration and conditional tender provisions, will be returned to the tendering shareholders or, in the case of shares of Class A common stock delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time. By following the instructions to the Letter of Transmittal, shareholders can specify one minimum price for a specified portion of their shares of Class A common stock and a different minimum price for other specified shares of Class A common stock, but a separate Letter of Transmittal must be submitted for shares of Class A common stock tendered at each price.
      If the number of shares of Class A common stock properly tendered at or below the purchase price and not properly withdrawn is less than or equal to 20,250,000 shares, or such greater number of shares of Class A common stock as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares of Class A common stock so tendered at the purchase price.
      Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 20,250,000 shares of Class A common stock, or such greater number of shares of Class A common stock as we may elect to purchase (such additional shares not to exceed 2% of our outstanding shares of Class A common stock), have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn, we will purchase properly tendered shares of Class A common stock on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares of Class A common stock tendered by any Odd Lot Holder (as defined below) who:

•	tenders all shares of Class A common stock owned beneficially of record by the Odd Lot Holder at a price at or below the purchase price selected by us (tenders of less than all of the shares of Class A common stock owned by the Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•	Second, after the purchase of all of the shares of Class A common stock properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in Section 6, we will purchase all other shares of Class A common stock tendered at prices at or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Third, if necessary to permit us to purchase 20,250,000 shares of Class A common stock (or such greater number of shares of Class A common stock as we may elect to purchase, such additional shares not to exceed 2% of our outstanding shares of Class A common stock (approximately 1,030,000 shares)), shares of Class A common stock conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us and not properly withdrawn, will, to the extent feasible be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares of Class A common stock are conditionally tendered must have tendered all of their shares of Class A common stock.

      Therefore, all of the shares of Class A common stock that a shareholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price or if a tender is conditioned upon the purchase of a specified number of shares of Class A common stock, it is possible that none of those shares of Class A common stock will be purchased even though those shares of Class A common stock were tendered at prices at or below the purchase price.
      Odd Lots. The term “Odd Lots” means all shares of Class A common stock tendered at prices at or below the purchase price selected by us by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 shares of Class A common stock and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares of Class A common stock owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares of Class A common stock, even if these holders have separate accounts or certificates representing fewer than 100 shares of Class A common stock. By tendering in the Offer, an Odd Lot Holder who holds shares of Class A common stock in its name and tenders its shares of Class A common stock directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares of Class A common stock. Any Odd Lot Holder wishing to tender all of the shareholder’s shares of Class A common stock pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.
      Proration. If proration of tendered shares is required, we will determine the proration factor as promptly as practicable following the Expiration Time. Proration for each shareholder tendering shares of Class A common stock, other than Odd Lot Holders, will be based on the ratio of the number of shares of Class A common stock tendered by the shareholder to the total number of shares of Class A common stock tendered by all shareholders, other than Odd Lot Holders, at or below the purchase price selected by us, subject to conditional tenders. Because of the difficulty in determining the number of shares of Class A common stock properly tendered and not properly withdrawn, and because of the Odd Lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares of Class A common stock purchased pursuant to the Offer until approximately seven to ten business days after the Expiration Time. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
      As described in Section 14, the number of shares of Class A common stock that we will purchase from a shareholder under the Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares of Class A common stock.
      This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares of Class A common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of Class A common stock.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Litigation; Strategic Alternatives for our Television Assets; and Other Plans
      Purpose of the Tender Offer. Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources given our business profile, our assets and recent market prices for our Class A common stock.
      We believe that the modified “Dutch Auction” tender offer set forth herein represents a mechanism to provide all of our shareholders with the opportunity to tender all or a portion of their shares of Class A common stock and, thereby, receive a return of capital if they so elect. The Offer also provides shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares of Class A common stock without potential disruption to the share price) with an opportunity to obtain liquidity at a premium over recent market prices with respect to all or a portion of their shares of Class A common stock, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, shareholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares of Class A common stock in this manner is an attractive use of capital and an efficient means to provide value to our shareholders.
      After the Offer is completed, we believe that our anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be adequate for our needs. However, actual experience may differ significantly from our expectations. See “Forward Looking Statements.” In considering the Offer, our management and the Board of Directors took into account the expected financial impact of the Offer, including our increased indebtedness as described in Section 9.
      Our Board of Directors has authorized a share repurchase program to be made effective after the completion of the Offer. The share repurchase program will permit us, to the extent that we do not purchase 20,250,000 shares of Class A common stock in the Offer, to purchase up to a number of shares of Class A common stock equal to the shortfall, and to purchase an additional number of shares of Class A common stock equal to 5% of the total outstanding shares of Class A common stock after the Offer. Whether or to what extent we choose to make such purchases will depend upon market conditions and our capital needs, and there is no assurance that we will conclude such purchases for all of the authorized amount. These purchases may be made at the discretion of our management, and may be on the same terms or on terms and prices that are more or less favorable to shareholders than the terms of this Offer. No such purchases will be made by us before or during the pendency of the Offer or for at least 10 business days following termination of the Offer. Furthermore, no purchases will be made if such purchases would have a reasonable likelihood of either (i) causing the shares of Class A common stock to be held of record by less than 300 persons, or (ii) cause the shares of Class A common stock to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Exchange Act.
      Neither we nor any member of our Board of Directors nor the Dealer Managers or the Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares of Class A common stock or as to the purchase price or purchase prices at which shareholders may choose to tender their shares of Class A common stock. We have not authorized any person to make any such recommendation. Shareholders should carefully evaluate all information in the Offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares of Class A common stock and, if so, how many shares of Class A common stock to tender and the purchase price or purchase prices at which to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal. In addition, we have been informed that none of our directors or executive officers, including Jeffrey H. Smulyan, our Chief Executive Officer, President and Chairman of the Board, and our largest shareholder, intends to tender any of their own shares of Class A common stock in the Offer.
      Certain Effects of the Offer. Shareholders who do not tender their shares of Class A common stock pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares of Class A common stock or a proration will continue to be owners of the Company. As a result, those shareholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares of Class A common stock. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Shareholders may be able to sell non-tendered shares in the future on the Nasdaq National Market or otherwise, at a net price significantly higher than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares of Class A common stock in the future, which may be higher or lower than the purchase price paid by us in the Offer.
      Shares of Class A common stock we acquire pursuant to the Offer will be canceled and returned to the status of authorized but unissued stock and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of the Nasdaq National Market) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.
      The Offer will reduce our “public float” (the number of shares of Class A common stock owned by non-affiliate shareholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the Class A common stock following completion of the Offer.
      Because our directors and officers will not tender any of their own shares of Class A common stock, the Offer will increase their proportional holdings. In particular, Jeffrey H. Smulyan, our Chief Executive Officer, President and Chairman of the Board, as well as our largest shareholder, has advised us that he does not intend to participate in the Offer with respect to his own shares of Class A common stock. The beneficial ownership of Mr. Smulyan, who beneficially owns approximately 6.0% of the total number of outstanding shares of Class A and Class B common stock and 52.2% of the combined voting power of the total number of outstanding shares of Class A and Class B common stock, will increase to approximately 7.5% of the total number of outstanding shares of Class A and Class B common stock and 64.3% of the combined voting power of the total number of outstanding shares of Class A and Class B common stock, assuming that the maximum 20,250,000 shares of Class A common stock are purchased in the Offer. See Section 11.
      The Offer also provides our shareholders with a efficient way to sell their shares without incurring brokers’ fees or commissions. Where shares of Class A common stock are tendered by the registered owner of those shares of Class A common stock directly to the Depositary, the sale of those shares of Class A common stock in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold shares of Class A common stock registered in their names and tender their shares of Class A common stock directly to the Depositary and whose shares of Class A common stock are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares of Class A common stock in Nasdaq transactions.
      In connection with the consummation of the Offer, we may incur up to $400 million of additional debt as described in Section 9. At February 28, 2005, on a pro forma basis after giving effect to the Offer assuming the purchase by us of 20,250,000 shares of Class A common stock at the mid-point price of $18.50 per share, we would have had approximately $1,569 million of indebtedness outstanding and shareholders’ equity of approximately $74 million. Our substantial indebtedness could have important consequences to our shareholders, such as requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes; or limiting our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate; or place us at a competitive disadvantage compared to our competitors that have less debt. See “Selected Historical and Pro Forma Financial Information” in Section 10.
      Litigation. On May 16, 2005, we filed Articles of Correction with the Indiana Secretary of State to correct the anti-dilution adjustment provisions of our outstanding convertible preferred stock. The Articles of Correction implement the original agreement of the parties by correcting a mistake in the anti-dilution provisions relating to a tender offer by us involving the purchase of shares of common stock for consideration representing more than 15% of our market capitalization. Upon the completion of the Offer, the anti-dilution provisions, as originally filed, would have resulted in the holders of our convertible preferred stock receiving a substantially greater reduction in the conversion price than was the original expectation of the parties. The revised anti-dilution provisions in the Articles of Correction reflect the original intent of the parties by including a customary anti-dilution formula for tender offers. On May 16, 2005, we filed a lawsuit in Indiana State Court seeking, in part, a declaratory judgment authorizing the correction or reformation of the anti-dilution provisions in our Second Amended and Restated Articles of Incorporation so that they are consistent with those in the Articles of Correction.
      The Offer is contingent on our either prevailing in the lawsuit for declaratory judgment or resolving the subject matter of the lawsuit in a manner satisfactory to us. We intend to actively seek to settle the lawsuit in a manner that is consistent with the revised anti-dilution provisions in the Articles of Correction. If we do not prevail in the lawsuit or resolve it in a timely manner, we intend to examine other alternatives to deliver value to our shareholders, which may include reducing the size of the Offer so that no anti-dilution adjustment is triggered.
      Strategic Alternatives for Television Assets. In connection with the commencement of the Offer, we announced that we have engaged investment bankers to assist in the evaluation of strategic alternatives for our television assets. This process could result in a decision to sell all or a portion of our television assets. Our decision to explore strategic alternatives for our television assets comes from our ongoing dedication to lowering our debt and putting us in a better position to operate and grow our radio, publishing and other media businesses. There can be no assurance that we can or will sell our television assets at prices that are favorable, or that the proceeds will be used to repay our outstanding indebtedness.
      Other Plans. Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present board of directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the board) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend policy of not paying cash dividends, our capitalization, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be quoted on the Nasdaq National Market;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act; or

•	the acquisition or disposition by any person of our securities.

3.     Procedures for Tendering Shares
      Valid Tender. For a shareholder to make a valid tender of shares of Class A common stock under the Offer (i) the Depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•	a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message (see “— Book-Entry Transfer” below), and any other required documents; and

•	either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “— Book-Entry Transfer” below); or
(ii) the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.
      The valid tender of shares of Class A common stock by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.
      In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender shares of Class A common stock pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Pursuant to the Offer” or (2) check one of the boxes corresponding to the price at which shares of Class A common stock are being tendered in the section of the Letter of Transmittal captioned “Price (in dollars) Per Share at which Shares are Being Tendered.” A tender of shares of Class A common stock will be proper if and only if, one of these boxes is checked on the Letter of Transmittal.
      If tendering shareholders wish to maximize the chance that their shares of Class A common stock will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Note that this election could result in the tendered shares being purchased at the minimum price of $17.25 per share.
      If tendering shareholders wish to indicate a specific price (in multiples of $0.25) at which their shares of Class A common stock are being tendered, they must check a box under the section captioned “Price (in dollars) per Share at Which Shares Are Being Tendered.” Tendering shareholders should be aware that this election could mean that none of their shares of Class A common stock will be purchased if they check a box other than the box representing the lowest price.
      A shareholder who wishes to tender shares of Class A common stock at more than one price must complete separate Letters of Transmittal for each price at which shares of Class A common stock are being tendered. The same shares of Class A common stock cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price.
      We urge shareholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares of Class A common stock through the brokers or banks and not directly to the depositary.
      Odd Lot Holders who tender all their shares of Class A common stock must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.
      Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares of Class A common stock at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares of Class A common stock by causing the book-entry transfer facility to transfer those shares of Class A common stock into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares of Class A common stock may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.
      The confirmation of a book-entry transfer of shares of Class A common stock into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.
      The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares of Class A common stock through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.
      The method of delivery of shares of Class A common stock, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares of Class A common stock will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.
      Emmis Operating Company 401(k) Plans. Participants in the Emmis Operating Company 401(k) Plans wishing to direct the tender of any shares of Class A common stock held in their accounts in these plans must follow the separate instructions and procedures described in this Section 3 and in the “Letter to Participants in the Emmis Operating Company 401(k) Plans.” Participants in the Emmis Operating Company 401(k) Plans may instruct the trustee of the 401(k) Plans, Merrill Lynch Trust Co., FSB (the “401(k) Trustee”), to tender shares held in the 401(k) Plans through the telephonic procedure described in the “Letter to Participants in the Emmis Operating Company 401(k) Plans” prior to 6:00 p.m. on Thursday, June 9, 2005. All 401(k) Plan participant instructions timely received by the 401(k) Trustee will be combined and submitted by the 401(k) Trustee to the Depositary in one or more Letters of Transmittal, as necessary on behalf of all participants in the 401(k) Plans who timely instructed the 401(k) Trustee to tender all or a portion of the shares of Class A common stock held in their 401(k) Plan accounts at the prices selected by these 401(k) Plan participants. All documents furnished to shareholders generally in connection with the Offer will be made available to participants whose 401(k) Plan accounts include shares of Class A common stock. Participants in the Emmis Operating Company 401(k) Plans cannot use the Letter of Transmittal to direct the tender of shares of Class A common stock held under these 401(k) Plans. Participants in the Emmis Operating Company 401(k) Plans who also hold shares of Class A common stock outside of these 401(k) Plans, however, must use the Letter of Transmittal to tender shares of Class A common stock held outside both these 401(k) Plans and the Emmis Operating Company Profit Sharing Plan. For shares of Class A Common Stock held in participant accounts in our 401(k) Plans for which no instruction is received from participants, in accordance with the plan documents, the applicable fiduciary for the 401(k) Plans, our Benefits Committee, will determine whether and at what price to tender such shares in the Offer.
      Our 401(k) Plans are prohibited by law from selling shares of Class A common stock to us for a price that is less than the prevailing market price of our Class A common stock. Accordingly, if a participant elects to direct the 401(k) Trustee to tender shares of Class A common stock at a price that is lower than the closing price of our Class A common stock on the date the Offer expires, the tender price a participant elects will be deemed to have been increased to the closest tender price that is not less than the closing price of our Class A common stock on the Nasdaq National Market on the date the Offer expires. This could result in a participant’s shares of Class A common stock held in our 401(k) Plans not being purchased in the Offer. If the closing price of our shares of Class A common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the shares of Class A common stock will be tendered and a participant’s direction to tender will be deemed to have been withdrawn.
      The cash proceeds received by our 401(k) Plans from any tender of Class A common stock from a participant’s plan account will be deposited in the participant’s 401(k) Plan account and invested in the 401(k) Plans’ Merrill Lynch Retirement Preservation Trust until the participant allocates the proceeds among the various investment funds under our 401(k) Plans according to the participant’s personal investment strategy.
      Participants in our 401(k) Plans are urged to read the separate “Letter to Participants in the Emmis Operating Company 401(k) Plans” and related materials carefully. This letter contains additional information regarding the potential tax consequences of tendering any shares of Class A common stock from a participant’s plan account.
      Emmis Operating Company Profit Sharing Plan. Participants in the Emmis Operating Company Profit Sharing Plan wishing to direct the tender of any shares of Class A common stock held in their accounts in our Profit Sharing Plan must follow the separate instructions and procedures described in this Section 3. Participants in the Emmis Operating Company Profit Sharing Plan may instruct the Profit Sharing Plan’s trustee, Jeffery H. Smulyan (the “Profit Sharing Plan Trustee”), to tender shares of Class A common stock held in their Profit Sharing Plan accounts by returning the Instruction Form in the “Letter to Participants in the Emmis Operating Company Profit Sharing Plan” to the Depositary, at least three business days prior to the Expiration Time, unless we extend it. All Profit Sharing Plan participant instructions timely received will be combined and submitted by the Profit Sharing Plan Trustee to the Depositary in one or more Letters of Transmittal, as necessary on behalf of all participants in the Profit Sharing Plan who timely instructed him (through the submission of Instruction Forms to the Depositary) to tender all or a portion of their shares of Class A common stock held in their Profit Sharing Plan accounts at the prices selected by these Profits Sharing Plan participants. All documents furnished to shareholders generally in connection with the Offer will be made available to participants in our Profit Sharing Plan. Participants in the Emmis Operating Company Profit Sharing Plan cannot use the Letter of Transmittal to direct the tender of shares of Class A common stock held under the plan, but must use the Instruction Form included in the separate letter sent to them. Participants in the Emmis Operating Company Profit Sharing Plan who also hold shares of Class A common stock outside of the plan, however, must use the Letter of Transmittal to tender shares of Class A common stock held outside both the plan and the Emmis Operating Company 401(k) Plans. Shares of Class A common stock held in the Emmis Operating Company Profit Sharing Plan for which no instruction is received from participants will not be tendered in this Offer.
      Our Profit Sharing Plan is prohibited by law from selling shares of Class A common stock to us for a price that is less than the prevailing market price of our Class A common stock. Accordingly, if a participant elects to direct the Profit Sharing Plan Trustee to tender shares of Class A common stock at a price that is lower than the closing price of our Class A common stock on the date the Offer expires, the tender price a participant elects will be deemed to have been increased to the closest tender price that is not less than the closing price of our common stock on the Nasdaq National Market on the date the Offer expires. This could result in a participant’s shares of Class A common stock held in our Profit Sharing Plan not being purchased in the Offer. If the closing price of our shares of Class A common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the shares of Class A common stock will be tendered and a participant’s direction to tender will be deemed to have been withdrawn.

      The cash proceeds received by our Profit Sharing Plan from any tender of Class A common stock from a participant’s plan account will be deposited in the participant’s Profit Sharing Plan account and invested as determined by the Profit Sharing Plan Trustee, in a money market account or certificate of deposit.
      Participants in our Profit Sharing Plan are urged to read the separate “Letter to Participants in the Emmis Operating Company Profit Sharing Plan” and related materials carefully. This letter contains additional information regarding the potential tax consequences of tendering any shares of Class A common stock from a participant’s plan account.
      Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares of Class A common stock tendered thereby if:

•	the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”
      For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.
      Except as we describe above, all signatures on any Letter of Transmittal for shares of Class A common stock tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares of Class A common stock are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares of Class A common stock not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.
      Guaranteed Delivery. If you wish to tender shares of Class A common stock under the Offer and your certificates for shares of Class A common stock are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we provide, is received by the Depositary, as provided below, prior to the Expiration Time; and

•	the Depositary receives, at one of the addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares of Class A common stock being tendered together with (1) a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) in the case of any book-entry transfer of the shares of Class A common stock being tendered which is effected in accordance with the book-entry transfer procedures we describe above under “— Book-Entry Transfer” within the same three-trading day period (1) either a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, (2) a book-entry confirmation relating to that transfer and (3) all other required documents.

      For these purposes, a “trading day” is any day on which the Nasdaq National Market is open for business.
      A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery that is to be delivered to the Depositary.
      Other Requirements. Notwithstanding any other provision hereof, payment for shares of Class A common stock accepted for payment under the Offer will in all cases be made only after timely receipt by the Depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those shares;

•	a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent’s message in lieu of a Letter of Transmittal; and

•	any other documents the Letter of Transmittal requires.
      Accordingly, tendering shareholders may be paid at different times depending on when certificates representing, or book-entry confirmations respecting, their shares of Class A common stock are actually received by the Depositary.
      Under no circumstances will we pay interest on the purchase price of the shares of Class A common stock we purchase in the Offer, regardless of any extension of or amendment to the Offer or any delay in making that payment.
      Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares of Class A common stock for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares of Class A common stock that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares of Class A common stock (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares of Class A common stock made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares of Class A common stock or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of shares of Class A common stock complies with Rule 14e-4. Our acceptance for payment of shares of Class A common stock tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.
      Determination of Validity. All questions as to the number of shares of Class A common stock to be accepted, the price to be paid for shares of Class A common stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares of Class A common stock will be determined by us, in our reasonable discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, shares of Class A common stock which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares of Class A common stock or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares of Class A common stock will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering shares of Class A common stock to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.
      Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to “backup withholding” at a rate of 28%, unless a shareholder that holds shares of Class A common stock:

•	provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder’s social security number) and certifies, under penalties of perjury, that he or she is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules; or

•	is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.
      Any amount withheld under these rules will be creditable against the U.S. holder’s U.S. federal income tax liability or refundable to the extent that it exceeds such liability if the U.S. holder provides the required information to the Internal Revenue Service. A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. federal income tax withholding on cash payable under the Offer, each shareholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Foreign shareholders should complete and sign the appropriate Internal Revenue Service Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.
      Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary at (800) 829-8432. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.
      We will decide, in our reasonable discretion, all questions as to the number of shares of Class A common stock to be accepted, the price to be paid for shares of Class A common stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares of Class A common stock, and each such decision will be final and binding on all parties.
4.     Withdrawal Rights
      Except as this Section 4 otherwise provides, tenders of shares of Class A common stock are irrevocable. You may withdraw shares of Class A common stock that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares of Class A common stock except those subject to the Emmis Operating Company 401(k) Plans or the Emmis Operating Company Profit Sharing Plan. Participants in the Emmis Operating Company 401(k) Plans or Emmis Operating Company Profit Sharing Plan who wish to withdraw tenders of shares of Class A common stock held in these plans must follow the instructions in the “Letter to Participants in the Emmis Operating Company 401(k) Plans” or “Letter to Participants in the Emmis Operating Company Profit Sharing Plan,” as applicable, furnished separately. You may also withdraw your previously tendered shares of Class A common stock at any time after 12:00 midnight, New York City time, on Tuesday, July 12, 2005, unless such shares have been accepted for payment as provided in the Offer.
      For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the shares of Class A common stock to be withdrawn, the number of shares of Class A common stock to be withdrawn and the name of the registered holder of the shares of Class A common stock to be withdrawn, if different from the name of the person who tendered the shares of Class A common stock.
      If certificates for shares of Class A common stock have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.
      If shares of Class A common stock have been delivered in accordance with the procedures for book-entry transfer described in Section 3 of this Offer to Purchase, “Procedures for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.
      Withdrawals of tenders of shares of Class A common stock may not be rescinded, and any shares of Class A common stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3 of this Offer to Purchase, “Procedures for Tendering Shares.”
      We will decide, in our reasonable discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares of Class A common stock by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
      If we extend the Offer, are delayed in our purchase of shares of Class A common stock, or are unable to purchase shares of Class A common stock under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.
5.     Purchase of Shares and Payment of Purchase Price
      Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Time, we will (1) determine a single per share purchase price we will pay for the shares of Class A common stock properly tendered and not properly withdrawn, taking into account the number of shares of Class A common stock tendered and the prices specified by tendering shareholders, and (2) accept for payment and pay the purchase price for (and thereby purchase) up to 20,250,000 shares of Class A common stock properly tendered at prices at or below the purchase price and not properly withdrawn.
      Subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for payment of, or payment for, shares of Class A common stock in anticipation of governmental regulatory approvals. We remain, however, obliged to pay the purchase price of the shares of Class A common stock accepted for payment promptly after the Expiration Time.

      For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares of Class A common stock that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares of Class A common stock for payment pursuant to the Offer.
      Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares of Class A common stock accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares of Class A common stock tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares of Class A common stock, or of a timely book-entry confirmation of shares of Class A common stock into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.
      We will pay for shares of Class A common stock purchased pursuant to the Offer by depositing the aggregate purchase price for the shares of Class A common stock with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.
      In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares of Class A common stock purchased pursuant to the Offer until approximately seven to ten business days after the Expiration Time. Certificates for all shares of Class A common stock tendered and not purchased, including all shares of Class A common stock tendered at prices in excess of the purchase price and shares of Class A common stock not purchased due to proration will be returned or, in the case of shares of Class A common stock tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares of Class A common stock, to the tendering shareholder at our expense as promptly as practicable after the Expiration Time or termination of the Offer without expense to the tendering shareholders.
      Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares of Class A common stock pursuant to the Offer. See Section 7.
      We will pay all stock transfer taxes, if any, payable on the transfer to us of shares of Class A common stock purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares of Class A common stock are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.
      Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required United States federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3. Also see Section 14 regarding United States federal income tax consequences for non-United States shareholders.

6.     Conditional Tender of Shares
      Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares of Class A common stock tendered at or below the purchase price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares of Class A common stock to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and shareholder’s decision whether to tender. Accordingly, a shareholder may tender shares of Class A common stock subject to the condition that a specified minimum number of the shareholder’s shares of Class A common stock tendered pursuant to a Letter of Transmittal must be purchased if any shares of Class A common stock tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. We urge each shareholder to consult with his or her own financial or tax advisors.
      Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares of Class A common stock that must be purchased if any are to be purchased. After the Offer expires, if more than 20,250,000 shares of Class A common stock (or such greater number of shares of Class A common stock as we may elect to purchase, such additional shares not to exceed 2% of our outstanding shares of Class A common stock (approximately 1,030,000 shares)) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares of Class A common stock properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares of Class A common stock to be purchased from any shareholder (tendered pursuant to a Letter of Transmittal) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares of Class A common stock tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned at our expense.
      After giving effect to these withdrawals, we will accept the remaining shares of Class A common stock properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares of Class A common stock to be purchased to fall below 20,250,000 (or such greater number of shares of Class A common stock as we may elect to purchase, such additional shares not to exceed 2% of our outstanding shares of Class A common stock (approximately 1,030,000 shares)) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 20,250,000 shares of Class A common stock (or such greater number of shares of Class A common stock as we may elect to purchase). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares of Class A common stock to be purchased. To be eligible for purchase by random lot, shareholders whose shares of Class A common stock are conditionally tendered must have tendered all of their shares of Class A common stock.
7.     Conditions of the Tender Offer
      Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares of Class A common stock tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares of Class A common stock tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after May 16, 2005 and prior to the time of payment for any shares of Class A common stock (whether any shares of Class A common stock have theretofore been accepted for payment) any of the following events occur or are determined by us to have occurred:

•	we are, or will be, unable to either prevail in our lawsuit seeking, in part, a declaratory judgment authorizing the correction or reformation of the anti-dilution provisions of our outstanding convertible preferred stock in our Second Amended and Restated Articles of Incorporation so that they are consistent with those in the Articles of Correction or resolve the subject matter of that lawsuit in a manner satisfactory to us;

•	we are or will be unable prior to the Expiration Time to obtain debt financing on terms and conditions satisfactory to us in our reasonable judgment which will be sufficient to purchase the shares of Class A common stock pursuant to the Offer and to pay related fees and expenses;

•	the FCC shall not have issued all required orders approving the increase in Jeffrey H. Smulyan’s voting interest resulting from the Offer;

•	we have not obtained an opinion satisfactory to us in our reasonable judgment as to the Company’s solvency under applicable law after giving effect to the Offer;

•	there has occurred:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

•	a decrease in excess of 15% in the market price for the shares of Class A common stock or in the or in the Dow Jones Industrial Average, the Nasdaq Composite Index or the S&P 500 Composite Index; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•	any change (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates that, in our reasonable judgment, does or could reasonably be expected to have a materially adverse effect on us or any of our subsidiaries or affiliates, or we have become aware of any fact that, in our reasonable judgment, does or could reasonably be expected to have a material adverse effect on the value of the shares of Class A common stock;

•	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”) has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•	there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•	challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares of Class A common stock, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares of Class A common stock pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares of Class A common stock;

•	seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares of Class A common stock, including, but not limited to, the right to the shares of Class A common stock purchased by us on all matters properly presented to our shareholders;

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates; or

•	otherwise relates to the Offer or which otherwise, in our reasonable judgment, could reasonably be expected to adversely affect us or any of our subsidiaries or affiliates or the value of the shares of Class A common stock;

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment;

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares of Class A common stock thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us thereof; or

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates;

•	a tender or exchange offer for any or all of our outstanding shares of Class A common stock (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	we learn that:

•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares of Class A common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before May 16, 2005); or

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 16, 2005 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares of Class A common stock;

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of Class A common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

•	we determine that the consummation of the Offer and the purchase of the shares of Class A common stock may:

•	cause the shares of Class A common stock to be held of record by less than 300 persons; or

•	cause the shares of Class A common stock to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Exchange Act.
      The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties.

8.	Price Range of the Shares
      The shares of Class A common stock are traded on the Nasdaq National Market under the symbol “EMMS.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the Nasdaq National Market based on published financial sources.

	High	Low

Year Ended February 29, 2004:
First Quarter	$21.24	$14.84
Second Quarter	$23.87	$18.68
Third Quarter	$24.06	$18.00
Fourth Quarter	$28.65	$22.74
Year Ended February 28, 2005:
First Quarter	$25.95	$20.84
Second Quarter	$21.96	$18.90
Third Quarter	$20.01	$17.40
Fourth Quarter	$19.43	$17.08
Year Ending February 28, 2006:
First Quarter (through May 13, 2005)	$19.99	$15.29
      On May 9, 2005, which was the last full trading day before we announced our intention to make the Offer, the last reported sales price of the shares of Class A common stock reported by the Nasdaq National Market was $15.45 per share. On May 13, 2005, which was the last full trading day before commencement of the Offer, the last reported sales price of the shares of Class A common stock reported by the Nasdaq National Market was $17.99 share. We urge shareholders to obtain a current market price for the shares of Class A common stock before deciding whether and at what purchase price or purchase prices to tender their shares of Class A common stock.

9.	Source and Amount of Funds
      Assuming that 20,250,000 shares of Class A common stock are tendered in the Offer at a price between $17.25 and $19.75 per share, the aggregate purchase price will be between approximately $350 million and $400 million. We expect that expenses for the Offer and related debt financing will be approximately $15 million.

      We anticipate that we will pay for the shares of Class A common stock tendered in the Offer, and all expenses applicable to the Offer and related debt financing, primarily from up to $100 million of additional revolving credit borrowings under the amended revolving credit facility of our principal operating subsidiary, Emmis Operating Company, and the issuance of up to $300 million of senior notes by Emmis. Banc of America Securities LLC has provided us with a commitment for up to $300 million of debt financing subject to the fulfillment or waiver of certain customary conditions. Our ability to incur the debt financing and to use the proceeds of the amended revolving credit facility is dependent upon our obtaining an amendment to our existing credit facility. Banc of America Securities LLC as administrative agent has been engaged to arrange the amendment and will use its best efforts to cause the amendment to be obtained.
      As set forth in Section 7, the Offer is subject to our receipt of debt financing on terms and conditions satisfactory to us, in our reasonable judgment, in an amount sufficient to purchase the shares of Class A common stock pursuant to the Offer and to pay related fees and expenses.

10.	Certain Information Concerning Emmis
      General. We are a diversified media company with radio broadcasting, television broadcasting and magazine publishing operations. We operate the eighth largest publicly traded radio portfolio in the United States based on total listeners. We own and operate seven FM radio stations serving the nation’s top three markets — New York, Los Angeles and Chicago. Additionally, we own and operate sixteen FM and two AM radio stations with strong positions in Phoenix, St. Louis, Austin (we have a 50.1% controlling interest in our radio stations located there), Indianapolis and Terre Haute, IN. We also own and operate a leading portfolio of television stations covering geographically diverse mid-sized markets in the U.S., as well as the large markets of Portland and Orlando. The sixteen television stations we own and operate have a variety of network affiliations: five with CBS, five with FOX, three with NBC, one with ABC and two with WB.
      We were incorporated in Indiana in 1986. Our executive offices are located at One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204. Our telephone number is (317) 266-0100.
      Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.
      These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. These reports, proxy statements and other information concerning us also can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.
      Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents, that have been previously filed with the SEC. These documents contain important information about us.

SEC Filings (File No. 0-23264)	Period or Date Filed

Annual Report on Form 10-K	Fiscal year ended February 28, 2005

Proxy Statement on Schedule 14A	Filed May 27, 2004
      You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or telephoning us at: Investor Relations, Emmis Operating Company, c/o Emmis Communications, One Emmis Plaza, 7th Floor, 40 Monument Circle, Indianapolis, Indiana 46204, Telephone: (317) 266-0100. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: http://www.emmis.com.
      Selected Historical and Pro Forma Financial Information. The following tables show (a) selected historical financial information about Emmis for the fiscal year ended February 28, 2005 and (b) selected pro forma financial information for the same period, assuming the purchase by us of 20,250,000 shares of Class A common stock in the Offer at the mid-point price of $18.50 per share for an aggregate purchase price of $375 million, the financing of the Offer using the proceeds from approximately $100 million of additional revolving credit borrowings under the amended revolving credit facility of our principal operating subsidiary, Emmis Operating Company, and the issuance of $290 million of senior notes by Emmis and the payment of approximately $15 million of related fees and expenses.
      The selected pro forma information is based on our historical financial information for the fiscal year ended February 28, 2005 and gives effect to the Offer and related debt financing as if they were completed at the beginning of the period for income statement information and at February 28, 2005 for balance sheet information. The impact on interest expense reflected in the pro forma financial information is based on the terms of the existing credit agreement and the proposed terms of the $300 million of senior notes, which are subject to change. The anticipated changes in indebtedness, shareholders’ equity and interest expense do not adversely affect our belief in the benefits of the Offer.
      The pro forma financial information is intended for informational purposes only and does not purport to be indicative of the results that would actually have been obtained if the Offer had been completed at the dates indicated or that may be obtained at any date in the future. The following selected historical financial data has been derived from our historical financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2005, which has been filed with the SEC, and should be read in conjunction with those financial statements.

	Year Ended February 28, 2005

	Actual	Pro Forma

	(in thousands, except
	per share data)
SELECTED OPERATING DATA:
Net revenues	$618,460	$618,460
Operating income	140,375	140,375
Interest expense	66,657	94,190
Income (loss) before income taxes, discontinued operations minority interest and cumulative effect of accounting change	(25,276)	(52,809)
Income (loss) from continuing operations	(43,703)	(59,947)
Net income (loss)(1)	(304,368)	(320,612)
Net income (loss) available to common shareholders	(313,352)	(329,596)
Net income (loss) per share available to common shareholders:
Basic:
Continuing operations	$(0.94)	$(1.92)
Discontinued operations, net of tax	0.76	1.18
Cumulative effect of accounting change, net of tax	(5.40)	(8.45)

Net income (loss) available to common shareholders	$(5.58)	$(9.19)

Diluted:
Continuing operations	$(0.94)	(1.92)
Discontinued operations, net of tax	0.76	1.18
Cumulative effect of accounting change, net of tax	(5.40)	(8.45)

Net income (loss) available to common shareholders	$(5.58)	$(9.19)

Weighted average common shares outstanding:
Basic	56,129	35,879
Diluted	56,129	35,879
Ratio of earnings to fixed charges(2)	N/A	N/A

	Year Ended February 28, 2005

	Actual	Pro Forma

	(in thousands, except
	per share data)
SELECTED BALANCE SHEET DATA:
Cash	$16,054	$16,054
Total current assets	164,458	164,458
Net intangible assets(3)	1,348,610	1,348,610
Total assets	1,823,035	1,834,035
Short-term debt	7,688	7,688
Total current liabilities	115,941	115,941
Long-term debt	1,179,236	1,568,861
Total liabilities	1,370,443	1,760,068
Total shareholders’ equity	452,592	73,967
Shares outstanding	56,473	36,223
Net book value per share	$8.01	$2.04

(1)	The net loss in the fiscal year ended February 28, 2005 includes a charge of $303.0 million, net of tax, to reflect the cumulative effect of an accounting change in connection with our adoption of Emerging Issues Task Force (EITF) Topic D-108, “Use of the Residual Method to Value Acquired Assets other than Goodwill.”

(2)	For the fiscal year ended February 28, 2005, earnings were inadequate to cover fixed charges. The deficiency on a historical and pro forma basis was $32.9 million and $60.5 million, respectively. However, earnings, as defined included a charge related to loss on debt extinguishment of $97.3 million.

(3)	Excludes intangibles of our two Argentina radio stations sold and our three Phoenix radio stations exchanged.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares
      As of May 6, 2005, there were 51,938,982 shares of Class A common stock and 4,879,784 shares of Class B common stock issued and outstanding. The Class A common stock is entitled to an aggregate of 51,938,982 votes and the Class B common stock is entitled to an aggregate of 48,797,840 votes. The 20,250,000 shares of Class A common stock we are offering to purchase under the Offer represent approximately 39% of the total number of outstanding shares of Class A common stock and 36% of the total number of outstanding shares of Class A and Class B common stock outstanding as of May 6, 2005.
      As of May 6, 2005, our directors and executive officers as a group (14 persons) beneficially owned an aggregate of 2,258,747 shares of Class A common stock and 5,579,785 shares of Class B Common Stock, representing approximately 13.4% of the total number of outstanding shares of Class A and Class B common stock and 53.3% of the combined voting power of the total number of outstanding shares of Class A and Class B common stock. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. Our directors and executive officers have advised us that they do not intend to tender any of their own shares of Class A common stock in the Offer. In particular, Jeffrey H. Smulyan, our Chief Executive Officer, President and Chairman of the Board, as well as our largest shareholder, who beneficially owns approximately 6.0% the total number of outstanding shares of Class A and Class B common stock and 52.2% of the combined voting power of the total number of outstanding shares of Class A and Class B common stock, has advised us that he does not intend to tender any of his own shares of Class A common stock in the Offer.
      The aggregate number and percentage of shares of each class of common stock, together with the percentage of the combined voting power shares of both classes of common stock, that were beneficially owned by our directors and executive officers as of May 6, 2005 appears in the table below. Assuming we purchase 20,250,000 shares of Class A common stock and that no director or executive officer tenders any of their own shares of Class A common stock in the Offer (as is intended by our directors and executive officers), then after the purchase of shares of Class A common stock under the Offer, the directors and executive officers as a group will beneficially own approximately 20.4% of the total number of outstanding shares of Class A and Class B common stock and 65.5% of the combined voting power of the total number of outstanding shares of Class A and Class B common stock.

      Unless otherwise indicated, the address of each person listed below is c/o Emmis Communications Corp., One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204.

	Class A Common Stock				Class B Common Stock

	Amount and				Amount and
Five Percent Shareholders,	Nature of				Nature of
Directors and Certain	Beneficial		Percent		Beneficial		Percent	Percent of Total
Executive Officers	Ownership		of Class		Ownership		of Class	Voting Power

Jeffrey H. Smulyan	427,883	(1)	*	%	5,579,785	(13)	100.0%	52.2%
Susan B. Bayh	36,722	(2)	*		—		—	*
Walter Z. Berger	318,283	(3)	*		—		—	*
Randall D. Bongarten	226,460	(4)	*		—		—	*
Richard F. Cummings	500,939	(5)	*		—		—	*
Gary L. Kaseff	272,653	(6)	*		—		—	*
Richard A. Leventhal	59,163	(7)	*		—		—	*
Peter A. Lund	5,260	(8)	*		—		—	*
Greg A. Nathanson	217,514	(9)	*		—		—	*
Frank V. Sica	31,827	(10)	*		—		—	*
Lawrence B. Sorrel	42,083	(11)	*		—		—	*
All Executive Officers and Directors as a Group (14 persons)	2,258,747	(12)	4.3		5,579,785		100.0%	53.3

*	Less than 1%.

(1)	Consists of 275,720 shares held by Mr. Smulyan as trustee for the Emmis Communications Corporation Profit Sharing Trust (the “Profit Sharing Trust”), as to which Mr. Smulyan disclaims beneficial ownership of all but 3,540 held for his benefit, 356 shares held in the 401(k) Plan, 101,837 shares owned individually, 11,120 shares held by Mr. Smulyan as trustee for his children over which Mr. Smulyan exercises or shares voting control and 38,850 shares held by The Smulyan Family Foundation, as to which Mr. Smulyan shares voting control.

(2)	Consists of 6,721 shares owned individually and 30,001 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(3)	Consists of 111,783 shares owned individually, 128 shares held in the 401(k) Plan, 305 shares held in the Stock Purchase Plan, 65 shares held in the Profit Sharing Trust and 206,002 shares represented by stock options exercisable currently or within 60 days of May 6, 2005. Of the shares owned individually, 87,500 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(4)	Consists of 61,127 shares owned individually, 331 shares held in the Profit Sharing Trust and 165,002 shares represented by stock options exercisable currently or within 60 days of May 6, 2005. Of the shares owned individually, 45,000 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(5)	Consists of 151,297 shares owned individually, 8,260 shares owned for the benefit of Mr. Cummings’ children, 3,537 shares held in the Profit Sharing Trust, 343 shares held in the 401(k) Plans and 337,502 shares represented by stock options exercisable currently or within 60 days of May 6, 2005. Of the shares owned individually, 59,000 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(6)	Consists of 66,188 shares owned individually by Mr. Kaseff, 3,411 shares owned by Mr. Kaseff’s spouse, 1,346 shares held by Mr. Kaseff’s spouse for the benefit of their children, 814 shares held in the Profit Sharing Trust, 89 shares held in the 401(k) Plan, and 200,805 shares represented by stock options exercisable currently or within 60 days of May 6, 2005. Of the shares owned individually, 35,750 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(7)	Consists of 8,562 shares owned individually, 3,000 shares owned by Mr. Leventhal’s spouse, 17,600 shares owned by a corporation of which Mr. Leventhal is a 50% shareholder and 30,001 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(8)	Consists of 1,926 shares owned individually and 3,334 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(9)	Consists of 123,388 shares owned individually or jointly with his spouse, 44,000 shares owned by trusts for the benefit of Mr. Nathanson’s children, 124 shares held in the Profit Sharing Trust and 50,002 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(10)	Consists of 1,826 shares owned individually and 30,001 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(11)	Consists of 12,082 shares owned individually and 30,001 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(12)	Includes 1,163,904 shares represented by stock options exercisable currently or within 60 days of May 6, 2005 and 275,720 shares held in the Profit Sharing Trust as to which beneficial ownership is disclaimed as to all but 8,535 shares held for the benefit of officers.

(13)	Consists of 4,879,784 shares owned individually and 700,001 shares represented by stock options exercisable currently or within 60 days of May 6, 2005. Of the shares owned individually, 11,578 are restricted stock issued pursuant to the Emmis Stock Compensation Program.

Equity Incentive Plans
      We have stock options and restricted stock grants outstanding that were issued to employees or non-employee directors under one or more of the following plans: 1994 Equity Incentive Plan, 1995 Equity Incentive Plan, Non-Employee Director Stock Option Plan, 1997 Equity Incentive Plan, 1999 Equity Incentive Plan, 2001 Equity Incentive Plan and 2002 Equity Incentive Plan. These outstanding grants continue to be governed by the terms of the applicable plan. However, all unissued awards under the 1999 Equity Incentive Plan, the 2001 Equity Incentive Plan and the 2002 Equity incentive Plan were transferred in June 2004 to the Company’s 2004 Equity Compensation Plan (discussed below). During the years ended February 2003, 2004 and 2005, all options were granted with an exercise price equal to the fair market value of the stock on the date of grant. During the years ended February 2003, 2004 and 2005, the Company granted restricted stock pursuant to employment agreements of 52,500, 57,500 and 8,325 shares, respectively, at a weighted average fair value of $27.16, $17.29, and $20.48, respectively.
      2004 Equity Incentive Plan. At the 2004 annual meeting, our shareholders approved the 2004 Equity Compensation Plan. Under this plan, awards equivalent to 4,000,000 shares of common stock may be granted. Furthermore, any unissued awards from the 1999 Equity Incentive Plan, the 2001 Equity Incentive Plan and the 2002 Equity Compensation Plan (or shares subject to outstanding awards that would again become available for awards under these plans) increase the number of shares of common stock available for grant. The awards, which have certain restrictions, may be for incentive stock options, nonqualified stock options, shares of restricted stock, stock appreciation rights or performance units. Under this Plan, all awards are granted with a purchase price equal to at least the fair market value of the stock except for shares of restricted stock, which may be granted with any purchase price (including zero). No more than 1,000,000 shares of Class B common stock are available for grant and issuance from the 4,000,000 additional shares of stock authorized for delivery under this Plan. The stock options under this Plan generally expire not more than 10 years from the date of grant. Under this Plan, awards equivalent to approximately 5,070,000 shares of common stock were available for grant at February 28, 2005. Certain stock awards remained outstanding as of February 28, 2005. On March 1, 2005, options were granted to employees under the 2004 Equity Compensation Plan to purchase an additional 634,820 shares of Emmis Communications Corporation common stock at $18.74 per share and an additional 249,054 shares of restricted stock were issued to employees.

Profit Sharing Plan
      In December 1986, we adopted a profit sharing plan that covers all nonunion employees with six months of service. Contributions to the plan are at the discretion of our Board of Directors and can be made in the form of newly issued shares of our common stock or cash. Historically, all contributions to the plan have been in the form of shares of our common stock. No contributions were made to the profit sharing plan in the three years ended February 28, 2005.

401(k) Retirement Savings Plan
      We sponsor two Section 401(k) retirement savings plans. One is available to substantially all nonunion employees age 18 years and older who have at least 30 days of service and the other is available to certain union employees that meet the same qualifications. Employees may make pretax contributions to the plans up to 15% of their compensation, not to exceed the annual limit prescribed by the Internal Revenue Service. We may make discretionary matching contributions to the plans in the form of cash or shares of the Company’s Class A common stock. Effective March 1, 2003, we elected to double our annual 401(k) match to $2,000 per employee, with one-half of the contribution made in shares of our common stock. The increased 401(k) match was made instead of making a contribution to our profit sharing plan. Our contributions to the plans totaled $1,439, $2,918, and $3,377, for the years ended February 2003, 2004 and 2005, respectively.

Employee Stock Purchase Plan
      We have in place an employee stock purchase plan that allows employees to purchase shares of Class A common stock at the lesser of 90% of the fair value of such shares at the beginning or end of each semi-annual offering period. Purchases are subject to a maximum limitation of $22,500 annually per employee.
     Compensation of Directors
      Our directors who are not officers or employees of Emmis were compensated for their services at the rate of $2,000 per regular meeting attended in person, $1,000 per regular meeting attended by phone and $1,500 per committee meeting attended, whether in person or by phone for the period March 1, 2004 through December 31, 2004. Effective January 1, 2005, directors who are not officers or employees of Emmis are compensated for their services at the rate of $3,000 per regular meeting attended in person, $1,500 per regular meeting attended by phone and $2,000 per committee meeting attended, whether in person or by phone. In addition, each director who is not an officer or employee of Emmis receives an annual retainer of $30,000, the chairs of our Audit Committee and Compensation Committee each receive a $5,000 annual retainer, the chair of our Corporate Governance and Nominating Committee receives a $3,000 annual retainer, and the Lead Director receives a $5,000 annual retainer. All of these fees are paid in the form of Class A common stock at the end of each calendar year, discounted in accordance with our stock compensation program. In addition, directors who are not officers or employees of Emmis are entitled to receive annually options to purchase 5,000 shares of Class A common stock and 1,500 shares of restricted stock. The options are granted on the date of our annual meeting of shareholders at the fair market value of the underlying shares on that date and are to vest annually in three equal installments. The restricted stock is to vest at the conclusion of each director’s three year term. Directors who are not officers or employees of our company are also eligible to participate in our health insurance program by paying premiums equal to the “COBRA” rate charged to former employees of the company.
     Employment Agreements
      Jeffrey H. Smulyan. Effective March 1, 2004, we entered into a four-year employment agreement with Jeffrey H. Smulyan, who currently serves as our Chairman of the Board of Directors and Chief Executive Officer. As of March 1, 2004, Mr. Smulyan’s annual base compensation was $830,000; as of March 1, 2005, Mr. Smulyan’s base compensation is increased from $830,000 to $855,000; as of March 1,

2006, Mr. Smulyan’s base compensation is increased from $855,000 to $880,000; as of March 1, 2007, Mr. Smulyan’s base compensation is increased from $880,000 to $905,000. We retain the right to pay up to 10% of Mr. Smulyan’s annual base compensation in the form of shares of our common stock. Additionally, as of March 1, 2004, Mr. Smulyan’s annual incentive compensation target was $1,037,500; as of March 1, 2005, Mr. Smulyan’s annual incentive compensation target is increased from $1,037,500 to $1,068,750; as of March 1, 2006, Mr. Smulyan’s annual incentive compensation target is increased from $1,068,750 to $1,100,000; as of March 1, 2007, Mr. Smulyan’s annual incentive compensation target is increased from $1,100,000 to $1,131,250. We retain the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. As of March 1, 2004, Mr. Smulyan received an option to acquire 300,000 shares of Class B common stock. Mr. Smulyan is scheduled to receive an option to acquire 200,000 shares of Class B common stock on or about March 1, 2005 and March 1, 2006. Mr. Smulyan is scheduled to receive an option to acquire 100,000 shares of Class B common stock on or about March 1, 2007. Mr. Smulyan will continue to receive an automobile allowance and will continue to be reimbursed for up to $10,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement) or without cause upon payment of certain amounts and benefits, and by Mr. Smulyan for good reason (as defined in the agreement) upon written notice. Mr. Smulyan continues to be entitled to certain termination benefits upon disability or death, and certain severance benefits.
      Walter Z. Berger. Effective February 7, 2005, we amended the employment agreement of Walter Z. Berger, who currently serves as our Executive Vice President, Chief Financial Officer and Treasurer. The term of Mr. Berger’s employment is extended for a period of three years from February 28, 2006 to and including February 28, 2009. As of March 1, 2006, Mr. Berger’s annual base compensation is increased from $435,000 to $495,000, of which we may pay up to 10% in the form of shares of our common stock. Additionally, as of March 1, 2006, Mr. Berger’s annual incentive compensation target is increased from $300,000 to $341,500 (payable in cash or shares of our common stock at our option) based upon achievement of certain performance goals to be determined each year by our Compensation Committee. As of March 1, 2005, Mr. Berger’s annual grant of an option to acquire 50,000 shares of our common stock is replaced with an option to acquire 25,000 shares of our common stock and a grant of 7,500 shares of restricted stock. As of March 1, 2006, and for the remainder of the term of his employment, the number of shares granted pursuant to the option will be increased from 25,000 to 30,000 and the grant of shares of restricted stock will be increased from 7,500 to 9,000. Mr. Berger is also entitled to receive a completion bonus of 30,000 shares of our common stock on or about February 28, 2006, and 50,000 shares of our common stock upon the expiration of the agreement. Mr. Berger will continue to receive an automobile allowance and will continue to be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement) and by Mr. Berger for good reason (as defined in the agreement) upon written notice. Mr. Berger continues to be entitled to certain termination benefits upon disability or death, and certain severance benefits.
      Richard F. Cummings. Effective February 7, 2005, we amended the employment agreement of Richard F. Cummings, who currently serves as our President — Radio Division. The term of Mr. Cummings’ employment is extended for a period of three years from February 28, 2005 to and including February 29, 2008. As of March 1, 2005, Mr. Cummings’ annual base compensation is increased from $435,000 to $495,000, of which we may pay up to 10% in the form of shares of our common stock. Additionally, as of March 1, 2005, Mr. Cummings’ annual incentive compensation target is increased from $300,000 to $341,500 (payable in cash or shares of our common stock at our option) based upon achievement of certain performance goals to be determined each year by our Compensation Committee. As of March 1, 2005, Mr. Cummings’ annual grant of an option to acquire 50,000 shares of our common stock is replaced with an option to acquire 30,000 shares of our common stock and a grant of 9,000 shares of restricted stock. Mr. Cummings is also entitled to receive a completion bonus of 50,000 shares of our common stock upon the expiration of the agreement. Mr. Cummings will continue to receive an automobile allowance and will continue to be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement) and by Mr. Cummings for good reason (as defined in the agreement) upon written notice. Mr. Cummings continues to be entitled to certain termination benefits upon disability or death.
      Randall D. Bongarten. Effective May 13, 2005, we amended the employment agreement of Randall D. Bongarten, who currently serves as our President — Television Division. The term of Mr. Bongarten’s employment is extended for a period of three years from February 28, 2006 to and including February 28, 2009. As of March 1, 2006, Mr. Bongarten’s annual base compensation is increased from $435,000 to $495,000, of which we may pay up to 10% in the form of shares of our common stock. Additionally, as of March 1, 2006, Mr. Bongarten’s annual incentive compensation target is increased from $300,000 to $341,500 (payable in cash or shares of our common stock at our option) based upon achievement of certain performance goals to be determined each year by our Compensation Committee. As of March 1, 2005, Mr. Bongarten’s annual grant of an option to acquire 50,000 shares of our common stock is replaced with an option to acquire 25,000 shares of our common stock and a grant of 7,500 shares of restricted stock. As of March 1, 2006, and for the remainder of the term of his employment, the number of shares granted pursuant to the option will be increased from 25,000 to 30,000 and the grant of shares of restricted stock will be increased from 7,500 to 9,000. Mr. Bongarten is also entitled to receive a completion bonus of 37,500 shares on or about February 28, 2006, and 50,000 shares on or about February 28, 2009. Mr. Bongarten will continue to receive an automobile allowance and will continue to be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement) upon written notice. The agreement entitles Mr. Bongarten to certain benefits upon disability or death, and certain severance benefits.
      Gary L. Kaseff. Effective February 7, 2005, we amended the employment agreement of Gary L. Kaseff, who currently serves as our Executive Vice President and General Counsel. The term of Mr. Kaseff’s employment is extended for a period of three years from February 28, 2005 to and including February 29, 2008. As of March 1, 2005, Mr. Kaseff’s annual base compensation is increased from $400,000 to $424,000; as of March 1, 2006, Mr. Kaseff’s annual base compensation is increased from $424,000 to $437,500; as of March 1, 2007, Mr. Kaseff’s annual base compensation is increased from $437,500 to $450,000. We retain the right to pay up to 10% of Mr. Kaseff’s annual base compensation in the form of shares of our common stock. Additionally, as of March 1, 2005, Mr. Kaseff’s annual incentive compensation target is increased from $225,000 to $239,000; as of March 1, 2006, Mr. Kaseff’s annual incentive compensation target is increased from $239,000 to $246,000; as of March 1, 2007, Mr. Kaseff’s annual incentive compensation target is increased from $246,000 to $253,000. We retain the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. As of March 1, 2005, Mr. Kaseff’s annual grant of an option to acquire 50,000 shares of our common stock is replaced with an option to acquire 25,000 shares of our common stock and a grant of 7,500 shares of restricted stock. Mr. Kaseff is also entitled to receive a completion bonus of 28,250 shares of our common stock upon the expiration of the agreement. Mr. Kaseff will continue to receive an automobile allowance and will continue to be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement) and by Mr. Kaseff for good reason (as defined in the agreement) upon written notice. Mr. Kaseff continues to be entitled to certain termination benefits upon disability or death, and certain severance benefits.

     Change in Control Severance Agreements
      Effective August 11, 2003, Emmis entered into Change in Control Severance Agreements with Messrs. Berger, Bongarten, Cummings and Kaseff. Emmis entered into a Change in Control Severance Agreement with Mr. Smulyan effective March 1, 2004. Each such agreement provides that if the executive’s employment is terminated within two years after a change-in-control (or, in certain instances, in anticipation of a change-in-control) by Emmis other than for cause or by the executive for “good reason” (as defined in the agreement), the executive is entitled to (1) a payment equal to the executive’s base salary through the termination date, plus a pro rata portion of the executive’s target bonus for the year and accrued vacation pay; (2) a severance payment equal to three times the executive’s highest annual base salary and highest annual incentive bonus during the preceding three years; (3) continued insurance benefits for three years; (4) immediate vesting of all stock options; and (5) in certain circumstances, additional tax “gross up” payments. In each case, the executive is obligated not to voluntarily leave employment with Emmis during the pendency of (and prior to the consummation or abandonment of) a change-in-control other than as a result of disability, retirement or an event that would constitute good reason if the change-of-control had occurred. Effective March 13, 2005 Emmis amended only the Change in Control Severance Agreement with Mr. Bongarten to provide that in certain cases the sale of all or substantially all of our television assets shall constitute a change-in-control. This modification was not made in any other Change in Control Severance Agreement.
     Recent Securities Transactions

Jeffrey H. Smulyan
      3/1/05. Acquisition of an option to purchase 200,000 shares of Class B common stock having an exercise price of $18.74 per share. The grant has a ten year term. One third of the options vest on the first anniversary of the grant date; a third vest one year thereafter; and the final third vest on the third anniversary of the grant date.
      4/19/05. Net acquisition of 29,022 shares of Class B common stock, representing the award of an annual corporate bonus.
     Walter Z. Berger
      3/1/05. Acquisition of 5,696 shares of Class A common stock, representing shares earned under Mr. Berger’s employment agreement.
      3/1/05. Disposition of 1,740 shares of Class A common stock, representing share withholding election to cover taxes due on the previous transaction.
      3/1/05. Acquisition of 7,500 shares of Class A common stock, representing a restricted stock grant that will vest in full on March 1, 2008.
      3/1/05. Acquisition of an option to purchase 25,000 shares of Class A common stock having an exercise price of $18.74 per share. The grant has a ten year term. One third of the options vest on the first anniversary of the grant date; another third vest one year thereafter; and the final third vest on the third anniversary of the grant date.
      4/19/05. Acquisition of 50,000 shares of Class A common stock, representing a restricted stock grant issued pursuant to Mr. Berger’s employment agreement. The grant does not vest until the expiration of Mr. Berger’s employment agreement and the satisfaction of any conditions outlined therein.
      4/19/05. Acquisition of 12,171 shares of Class A common stock, representing the award of an annual corporate bonus.
      4/19/05. Disposition of 3,719 shares of Class A common stock, representing a share withholding election to cover taxes due on the previous transaction.

     Richard F. Cummings
      3/1/05. Acquisition of 9,000 shares of Class A common stock, representing a restricted stock grant that will vest in full on March 1, 2008.
      3/1/05. Acquisition of an option to purchase 30,000 shares of Class A common stock having an exercise price of $18.74 per share. The grant has a ten year term. One third of the options vest on the first anniversary of the grant date; a third vest one year thereafter; and the final third vest on the third anniversary of the grant date.
      3/8/05. Disposition of 8,044 shares of Class A common stock, representing a share withholding election to cover taxes due on a restricted stock grant that vested under Mr. Cummings’ previous employment agreement upon expiration.
      4/19/05. Acquisition of 50,000 shares of Class A common stock, representing a restricted stock grant issued pursuant to Mr. Cummings’ employment agreement. The grant does not vest until expiration of Mr. Cummings’ employment agreement and the satisfaction of any conditions outlined therein.
      4/19/05. Acquisition of 10,674 shares of Class A common stock, representing the award of an annual corporate bonus.
      4/19/05. Disposition of 3,816 shares of Class A common stock, representing a share withholding election to cover taxes due on the previous transaction.
     Randall D. Bongarten
      3/1/05. Acquisition of 7,500 shares of Class A common stock, representing a restricted stock grant that will vest in full on March 1, 2008.
      3/1/05. Acquisition of an option to purchase 25,000 shares of Class A common stock having an exercise price of $18.74 per share. The grant has a ten year term. One third of the options vest on the first anniversary of the grant date; a third vest one year thereafter; and the final third vest on the third anniversary of the grant date.
      4/19/05. Acquisition of 13,898 shares of Class A common stock, representing the award of an annual corporate bonus.
      4/19/05. Disposition of 5,483 shares of Class A common stock, representing share withholding election to cover taxes due on the previous transaction.
     Gary L. Kaseff
      3/1/05. Acquisition of 7,500 shares of Class A common stock, representing a restricted stock grant that will vest in full on March 1, 2008.
      3/1/05. Acquisition of an option to purchase 25,000 shares of Class A common stock having an exercise price of $18.74 per share. The grant has a ten year term. One third of the options vest on the first anniversary of the grant date; another third vest one year thereafter; and the final third vest on the third anniversary of the grant date.
      3/8/05. Disposition of 7,150 shares of Class A common stock, representing a share withholding election to cover taxes due on a restricted stock grant that vested under Mr. Kaseff’s previous employment agreement upon expiration.
      4/19/05. Acquisition of 28,250 shares of Class A common stock, representing a restricted stock grant issued pursuant to Mr. Kaseff’s employment agreement. The grant does not vest until expiration of Mr. Kaseff’s employment agreement and the satisfaction of any conditions outlined therein.
      4/19/05. Acquisition of 9,063 shares of Class A common stock, representing the award of an annual corporate bonus.
      4/19/05. Disposition of 3,241 shares of Class A common stock, representing a share withholding election to cover taxes due on the previous transaction.

     Paul Fiddick
      3/1/05. Acquisition of an option to purchase 26,250 shares of Class A common stock having an exercise price of $18.74. The grant has a 10 year term. One third of the options vest on the first anniversary of the grant date; a third vest one year thereafter and the final third vest on the third anniversary of the grant date.
      4/19/05. Acquisition of 4,904 shares of Class A common stock, representing the award of an annual corporate bonus.
      4/19/05. Disposition of 1,543 shares of Class A common stock, representing a share withholding election to cover taxes due on the previous transaction.
     Michael Levitan
      3/1/05. Acquisition of 4,500 shares of Class A common stock, representing a restricted stock grant that will vest in full on March 1, 2008.
      3/1/05. Acquisition of an option to purchase 15,000 shares of Class A common stock having an exercise price of $18.74 per share. The grant has a 10 year term. One third of the options vest on the first anniversary of the grant date; a third vest one year thereafter; and the final third vest on the third anniversary of the grant date.
      3/8/05. Disposition of 1,169 shares of Class A common stock, representing a share withholding election to cover taxes due on a restricted stock grant that vested under Mr. Levitan’s previous employment agreement upon its expiration.
      4/19/05. Acquisition of 10,000 shares of Class A common stock, representing a restricted stock grant issued pursuant to Mr. Levitan’s employment agreement. The grant does not vest until expiration of Mr. Levitan’s employment agreement and the satisfaction of any conditions outlined therein.
      4/19/05. Acquisition of 3,021 shares of Class A common stock, representing the award of an annual corporate bonus.
      4/19/05. Disposition of 923 shares of Class A common stock, representing a share withholding election to cover taxes due on the previous transaction.
     Gary Thoe
      3/1/05. Acquisition of 2,250 shares of Class A common stock, representing a restricted stock grant that will vest in full on March 1, 2008.
      3/1/05. Acquisition of an option to purchase 7,500 shares of Class A common stock having an exercise price of $18.74 per share. The grant has a 10 year term. One third of the options vest on the first anniversary of the grant date; a third vest one year thereafter; and the final third vest on the third anniversary of the grant date.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act
      The purchase by us of shares of Class A common stock under the Offer will reduce the number of shares of Class A common stock that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively small volume of the shares of Class A common stock after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.
      Based upon published guidelines of the Nasdaq National Market we do not believe that our purchase of shares of Class A common stock under the Offer will cause the remaining outstanding shares of Class A common stock to be delisted from the Nasdaq National Market. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares of Class A common stock will cause the shares of Class A common stock to be delisted from the Nasdaq National Market. See Section 7.
      The purchase by us of the maximum 20,250,000 shares of Class A common stock in the Offer will cause us to qualify as a “controlled company” under Nasdaq listing standards, because Jeffrey H. Smulyan, our Chief Executive Officer, President and Chairman of the Board, will own a number of shares of Class A and Class B common stock having the right to cast more than 50% of the vote on most matters. See Section 11. As a controlled company, we will not be required under Nasdaq listing standards to have a majority of independent directors on our Board of Directors.
      The shares of Class A common stock are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares of Class A common stock under the Offer, the shares of Class A common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.
      The shares of Class A common stock are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares of Class A common stock under the Offer pursuant to the terms of the Offer will not result in the shares of Class A common stock becoming eligible for deregistration under the Exchange Act.
13.     Legal Matters; Regulatory Approvals
     FCC
      FCC Approval Process. The Communications Act requires prior approval by the FCC of any “transfer of control” of an entity holding or controlling a broadcast license. Because the consummation of the Offer will result in Jeffrey H. Smulyan’s voting interest in Emmis increasing from approximately 49% to approximately 61% of the total number of outstanding shares of Class A and Class B common stock, he will then have a controlling interest in the Company, so that prior FCC approval will be required. We intend to file applications for such approval with the FCC. There is no assurance that such applications will be granted, or that they will be granted within a time frame consistent with the terms of the Offer. In the event that certain of the applications are not granted in timely fashion, it may be possible to obtain temporary approvals pending action on the applications.
      Under applicable FCC rules, third parties may petition the FCC to reconsider grant of an application, and the FCC may also reconsider on its own motion; under some circumstances, third-parties may also challenge such a grant in a federal appeals court. The terms of the Offer are such that consummation may occur prior to the deadline or deadlines for such third-party or FCC actions with respect to the FCC’s approval of Mr. Smulyan’s acquisition of control of Emmis. In the event of reconsideration by the FCC or a successful court challenge, the FCC approval or approvals could be ordered rescinded.
      Ownership Attribution. In applying its ownership rules, the FCC has developed specific criteria in order to determine whether a given ownership interest or other relationship with an FCC licensee is significant enough to be “attributable” or “cognizable” under its rules. Ownership rule conflicts arising as a result of aggregating the media interests of the Company and its attributable shareholders could require divestitures by either the Company or the affected shareholders, and could operate to restrict media acquisitions or investments by the Company or by shareholders having or acquiring an interest in the Company.
      Generally, a voting interest of 5% or more in a corporation (20% in the case of certain institutional investors) is “attributable”. Where a corporation has a “single majority shareholder”, however, current FCC policy generally exempts all minority shareholders from attribution. It is anticipated that upon consummation of the Offer, Jeffrey H. Smulyan will hold voting rights in excess of 50% in Emmis, which should qualify the Company for this exemption. The FCC is, however, giving consideration to elimination of the exemption, in which case interests of minority shareholders that reach applicable thresholds would become “attributable”.
      Alien Ownership. Under the Communications Act, no FCC license may be granted to an entity directly or indirectly controlled by another entity of which more than one-fourth of its capital stock is owned or voted by aliens or their representatives, by a foreign government or representative thereof, or by an entity organized under the laws of a foreign country, if the FCC finds that the public interest will be served by the denial of such license. The FCC staff has interpreted this provision to require an affirmative public interest finding to permit the grant or holding of a license, and such a finding has been made only in limited circumstances. Our Second Amended and Restated Articles of Incorporation and Amended and Restated Code of By-Laws authorize the Board of Directors to prohibit such alien ownership, voting or transfer of stock as would cause Emmis to violate the Communications Act or FCC regulations.

Indiana Law
      Although we are authorized by the Business Corporation Law of the State of Indiana to purchase or redeem our own shares of capital stock, we may not do so if, after giving effect to the Offer, (i) we would not be able to pay our debts as they become due in the usual course of business; or (ii) our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the consummation of the Offer, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to holders of our common stock.
      Our Board of Directors, after due deliberation and taking into account, among other things, our consolidated results of operations and financial condition and a fair valuation of our assets, has determined that after giving effect to the Offer (i) we would be able to pay our debts as they become due in the usual course of our business and (ii) our total assets would be greater than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the consummation of the Offer, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to holders of our common stock.
      The Offer is conditioned upon our having received an opinion satisfactory to us in our reasonable judgment as to the Company’s solvency under applicable law after giving effect to the Offer. See Section 7.

Other Regulatory Matters
      Other than the FCC approval discussed above, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of shares of Class A common stock as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares of Class A common stock by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares of Class A common stock tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares of Class A common stock are subject to conditions. See Section 7.

14.	United States Federal Income Tax Consequences
      The following summary describes the material U.S. federal income tax consequences relating to the Offer to shareholders whose shares of Class A common stock are properly tendered and accepted for payment pursuant to the Offer. Those shareholders who do not participate in the Offer should not incur any U.S. federal income tax liability as a result of the completion of the Offer. This summary is based upon the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares of Class A common stock that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, regulated investment companies, certain expatriates, persons whose functional currency is other than the U.S. dollar, persons subject to the alternative minimum tax, persons who hold shares of Class A common stock as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for U.S. federal income tax purposes or persons who received their shares of Class A common stock through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to “U.S. holders” (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. For purposes of this discussion, a “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions; or (ii) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under applicable Treasury Regulations.
      If a partnership holds shares of Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding shares of Class A common stock should consult their tax advisors.
      Shareholders are urged to consult their tax advisor to determine the particular tax consequences to them of participating or not participating in the Offer.
      Characterization of the Purchase. The purchase of shares of Class A common stock by us under the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder’s particular circumstances, be treated either as having sold the U.S. holder’s shares of Class A common stock or as having received a distribution in respect of stock from us.
      Under Section 302 of the Code, a U.S. holder whose shares of Class A common stock are purchased by us under the Offer will be treated as having sold its shares of Class A common stock, and thus will recognize capital gain or loss if the purchase:

•	results in a “complete termination” of the U.S. holder’s equity interest in us;

•	results in a “substantially disproportionate” redemption with respect to the U.S. holder; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. holder.
      Each of these tests, referred to as the “Section 302 tests,” is explained in more detail below.
      If a U.S. holder satisfies any of the Section 302 tests explained below, the U.S. holder will be treated as if it sold its shares of Class A common stock to us and will recognize capital gain or loss equal to the difference between the amount of cash received under the Offer and the U.S. holder’s adjusted tax basis in the shares of Class A common stock surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of Class A common stock that were sold exceeds one year as of the date of purchase by us under the Offer. Specified limitations apply to the deductibility of capital losses by U.S. holders. Gain or loss must be determined separately for each block of shares of Class A common stock (shares of Class A common stock acquired at the same cost in a single transaction) that is purchased by us from a U.S. holder under the Offer. A U.S. holder may be able to designate, generally through its broker, which blocks of shares of Class A common stock it wishes to tender under the Offer if less than all of its shares of Class A common stock are tendered under the Offer, and the order in which different blocks will be purchased by us in the event of proration under the Offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.
      If a U.S. holder does not satisfy any of the Section 302 tests explained below, the purchase of a U.S. holder’s shares of Class A common stock by us under the Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. holder. Instead, the amount received by the U.S. holder with respect to the purchase of its shares of Class A common stock by us under the Offer will be treated as a dividend to the U.S. holder with respect to its shares of Class A common stock under Section 301 of the Code, to the extent of our current and accumulated earnings and profits (within the meaning of the Code). We believe that we did not have accumulated earnings and profits as of February 28, 2005, and we expect that we will not have current earnings and profits for our current taxable year ending February 28, 2006, in the absence of an extraordinary transaction. We can give no assurance, however, that this will be the case. In the event of an extraordinary transaction, such as a sale of all or a portion of our television assets, there may be current earnings and profits for our current taxable year ending February 28, 2006. We are currently exploring strategic alternatives for our television assets and no decision has been made yet to sell these assets. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on dividends deemed received. To the extent the amount exceeds our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital that will reduce the U.S. holder’s adjusted tax basis (but not below zero) in its shares of Class A common stock and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a U.S. holder’s shares of Class A common stock by us under the Offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder’s remaining adjusted tax basis (after adjustment as described in the previous sentence) in the purchased shares of Class A common stock will be added to any shares of Class A common stock retained by the U.S. holder subject to, in the case of corporate shareholders, reduction of basis or possible gain recognition under Section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. A dividend received by a corporate U.S. holder, as explained below, may be eligible for the dividends received deduction and subject to the “extraordinary dividend” provisions of Section 1059 of the Code.
      Constructive Ownership of Stock and Other Issues. In applying each of the Section 302 tests explained below, U.S. holders must take into account not only shares of Class A common stock that they actually own but also shares of Class A common stock they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any shares of Class A common stock that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares of Class A common stock that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. holders should consult their tax advisors to determine whether the purchase of their shares of Class A common stock under the Offer qualifies for sale or exchange treatment in their particular circumstances.
      If a U.S. holder sells shares to persons other than us at or about the time the shareholder also sells shares pursuant to the Offer, and the various sales effected by the U.S. holder are part of an overall plan to reduce or terminate such shareholder’s proportionate interest in us, then the sales to persons other than us may, for federal income tax purposes, be integrated with the U.S. holder’s exchange of shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the shareholder satisfies any of the Section 302 tests with respect to Shares sold to us.
      We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders under the Offer will cause us to accept fewer shares of Class A common stock than are tendered. Therefore, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of shares of Class A common stock pursuant to the Offer will be treated as a sale or exchange or as a dividend distribution in respect of stock from us.
      Section 302 Tests. One of the following tests must be satisfied in order for the purchase of shares of Class A common stock by us under the Offer to be treated as a sale or exchange for U.S. federal income tax purposes:

•	Complete Termination Test. The purchase of a U.S. holder’s shares of Class A common stock by us under the Offer will result in a “complete termination” of the U.S. holder’s equity interest in us if all of the shares of Class A common stock that are actually owned by the U.S. holder are sold under the Offer and all of the shares of Class A common stock that are constructively owned by the U.S. holder, if any, are sold under the Offer or, with respect to shares of Class A common stock owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares of Class A common stock which otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

•	Substantially Disproportionate Test. The purchase of a U.S. holder’s shares of Class A common stock by us under the Offer will result in a “substantially disproportionate” redemption with respect to the U.S. holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of voting stock actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all shares of Class A common stock purchased under the Offer) and immediately following the exchange the U.S. holder actually and constructively owns less than 50% of our total combined voting power.

•	Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. holder’s shares of Class A common stock by us under the Offer will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. holder’s proportionate interest in us as a result of the purchase constitutes a “meaningful reduction” given the U.S. holder’s particular circumstances. Whether the receipt of cash by a shareholder who sells shares of Class A common stock under the Offer will be “not essentially equivalent to a dividend” is independent of whether or not we have current or accumulated earnings and profits and will depend upon the shareholder’s particular facts and circumstances. The Internal Revenue Service has indicated in a published revenue ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. holders should consult their tax advisors as to the application of this test in their particular circumstances.
      Corporate Shareholder Dividend Treatment. If a corporate U.S. holder does not satisfy any of the Section 302 tests described above and we have current or accumulated earnings and profits in respect of our current taxable year, a corporate U.S. holder may, to the extent that any amounts received by it under the Offer are treated as a dividend, be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate U.S. holder pursuant to the Offer that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code. Corporate U.S. holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to the tax consequences of dividend treatment in their particular circumstances.

      Tax Considerations for Holders of Options. A U.S. holder of a stock option who exercises the option in order to tender the shares that the option holder receives pursuant to the exercise (such shares being hereinafter referred to as “option shares”) will be treated as receiving compensation income equal to the excess of the fair market value of each option share on the date of exercise over the exercise price per option share of the relevant option. This income will be taxed to the option holder at ordinary income rates and will be subject to withholding for income and employment taxes. The option holder’s tax basis in the option shares is the fair market value of these option shares on the date of exercise. In addition to recognizing the compensation income described above, an option holder who sells option shares pursuant to the Offer will be treated, under the rules described above in this “Section 14. United States Federal Income Tax Consequences,” as either selling the option shares or receiving a distribution from us. If an option holder intends to exercise a stock option in connection with the Offer, the option holder should consult his or her own tax advisor.
      Foreign Shareholders. The following general discussion applies to shareholders who are “non-U.S. holders.” A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	foreign corporation; or

•	foreign estate or trust.
      The U.S. federal income tax treatment of our purchase of shares of Class A common stock from a non-U.S. holder pursuant to the Offer will depend on whether such holder is treated, based on the non-U.S. holder’s particular circumstances, as having sold the tendered shares or as having received a distribution in respect of such non-U.S. holder’s shares. The appropriate treatment of our purchase of shares from a non-U.S. holder will be determined in the manner described above (see “Section 302 Tests”).
      If the purchase of shares of Class A common stock by us under the Offer is characterized as a sale or exchange (as opposed to a dividend) with respect to a non-U.S. holder, the holder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain realized on the disposition of shares of Class A common stock in the Offer unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise; or

•	we are or have been a “U.S. real property holding corporation” and certain other requirements are met.
      We do not believe that we currently are or have been a “U.S. real property holding corporation.”
      An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer.
      If a non-U.S. holder does not satisfy any of the Section 302 tests explained above, the full amount received by the non-U.S. holder with respect to our purchase of shares under the Offer will be treated as a distribution to the non-U.S. holder with respect to the non-U.S. holder’s shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as capital gain from the sale of shares will be determined in the manner described above (see “Characterization of the Purchase”). To the extent that amounts received by a non-U.S. holder with respect to our purchase of shares under the Offer are treated as a dividend, we will be required to withhold U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty.

Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service. Amounts treated as dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. are not subject to the U.S. withholding tax, but are instead taxed in the manner applicable to U.S. persons, as described above. In that case, we will not be required to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the U.S. may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.
      Backup Withholding. See Section 3 with respect to the application of backup U.S. federal income tax withholding.
      The discussion set forth above is a general summary of the U.S. federal income tax consequences of the Offer and is included for general information purposes only. Shareholders are urged to consult their tax advisors to determine the particular tax consequences to them of the Offer, including the applicability and effect of state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.
15.     Extension of the Tender Offer; Termination; Amendment
      We expressly reserve the right, in our reasonable discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares of Class A common stock by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our reasonable discretion, to terminate the Offer and not accept for payment or pay for any shares of Class A common stock not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares of Class A common stock upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares of Class A common stock which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares of Class A common stock tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares of Class A common stock or by decreasing or increasing the number of shares of Class A common stock being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service.
      If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for shares of Class A common stock or increase or decrease the number of shares of Class A common stock being sought in the Offer and, in the case of an increase in the number of shares of Class A common stock being sought, such increase exceeds 2% of the outstanding shares of Class A common stock and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.	Fees and Expenses
      We have retained Banc of America Securities LLC and Deutsche Bank Securities Inc. to act as the Dealer Managers, in connection with the Offer. In their role as Dealer Managers, Banc of America Securities LLC and Deutsche Bank Securities Inc. may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that they contact or persons that contact them. Banc of America Securities LLC and Deutsche Bank Securities Inc. will receive reasonable and customary compensation. We also have agreed to reimburse Banc of America Securities LLC and Deutsche Bank Securities Inc. for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify Banc of America Securities LLC and Deutsche Bank Securities Inc. against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
      Banc of America Securities LLC and Deutsche Bank Securities Inc. and their respective affiliates have provided investment banking services to us in the past for which Banc of America Securities LLC and Deutsche Bank Securities Inc. and their respective affiliates have been compensated. Banc of America Securities LLC is the administrative agent under our credit facilities. Banc of America Securities LLC has provided us with a commitment for up to $300 million of debt financing subject to the fulfillment or waiver of certain customary conditions. Our ability to incur the debt financing and to use the proceeds of the amended revolving credit facility is dependent upon our obtaining an amendment to our existing credit facility. Banc of America Securities LLC as administrative agent has been engaged to arrange the amendment and will use its best efforts to cause the amendment to be obtained. Banc of America Securities LLC and Deutsche Bank Securities Inc. are also advising us with respect to the evaluation of strategic alternatives for our television assets. Banc of America Securities LLC and Deutsche Bank Securities Inc. and their respective affiliates may continue to provide various investment banking services to us in the future, for which we would expect they would receive customary compensation from us. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Banc of America Securities LLC and Deutsche Bank Securities Inc. and their affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.
      We have retained Georgeson Shareholder Communications, Inc. to act as Information Agent and Wachovia Bank, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares of Class A common stock by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
      We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of shares of Class A common stock pursuant to the Offer. Shareholders holding shares of Class A common stock through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares of Class A common stock through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares of Class A common stock held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares of Class A common stock except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17.	Miscellaneous
      We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares of Class A common stock pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Class A common stock in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.
      Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us, except that this material will not be available at the regional offices of the SEC.
      You should only rely on the information contained in this document or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares of Class A common stock in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Managers or the Information Agent.
May 16, 2005

EMMIS COMMUNICATIONS CORPORATION
May 16, 2005
        Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares of Class A common stock and any other required documents should be sent or delivered by each shareholder of Emmis or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
Wachovia Bank, N.A.

By Mail:	By Overnight Delivery:	By Hand:
Wachovia Bank, N.A.	Wachovia Bank, N.A.	Wachovia Bank, N.A.
Securities Processing Center	Securities Processing Center	Securities Processing Center
PO Box 859208	161 Bay State Drive	161 Bay State Drive
Braintree, MA 02185-9208	Braintree, MA 02184	Braintree, MA 02184
(800) 829-8432	(800) 829-8432	(800) 829-8432
      Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.
      Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Please Call Toll Free: (866) 399-8748
The Dealer Managers for the Offer are:

Banc of America Securities LLC	Deutsche Bank Securities Inc.
9 West 57th Street	60 Wall Street
New York, New York 10019	New York, New York 10005
(212)583-8502	(800) 735-7777
(888) 583-8900, ext. 8502 (Call Toll Free)